                            OFFER TO PURCHASE FOR CASH
                          ALL OUTSTANDING ORDINARY SHARES
                                        OF

                               WIZTEC SOLUTIONS LTD.
                                        AT

                               $25.00 NET PER SHARE
                                        BY

                         CONVERGYS ISRAEL INVESTMENTS LTD.
                             A WHOLLY OWNED SUBSIDIARY
                                        OF

                               CONVERGYS CORPORATION

          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 30, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 12.

     THE OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING OR ON THE APPROVAL OF THE BOARD OF DIRECTORS OF WIZTEC SOLUTIONS LTD. OR ANY COMMITTEE THEREOF. CONVERGYS ISRAEL INVESTMENTS LTD., A WHOLLY OWNED SUBSIDIARY OF CONVERGYS CORPORATION, CURRENTLY OWNS 4,851,939 SHARES, REPRESENTING APPROXIMATELY 68% OF THE ISSUED AND OUTSTANDING SHARES AT JUNE 29, 1999 AND HAS ACQUIRED WARRANTS TO PURCHASE AN ADDITIONAL 168,782 SHARES.
                            ------------------------

                                   IMPORTANT

    Any shareholder (including any person who may become a shareholder during the course of this Offer to Purchase as the result of the exercise of options or warrants) desiring to tender all or any portion of such shareholder's Ordinary Shares, each with New Israeli Shekel ("NIS") 1 Par Value (the "Shares"), should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures described in
Section 3 of this Offer to Purchase, deliver an Agent's Message (as defined herein) and any other required documents to the Depositary and deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

    Any shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

    Questions and requests for assistance may be directed to the Information Agent (as defined herein) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.
                            ------------------------

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

                    The Information Agent for the Offer is:

                                     (LOGO)
July 2, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................     3
SPECIAL FACTORS.............................................     6
  Background to the Offer...................................     6
  Fairness of the Offer.....................................     8
  Purpose of the Offer; Reasons of Parent and Sub for the
     Offer..................................................     9
  Plans for the Company After the Offer; Certain Effects of
     the Offer..............................................     9
  Rights of Shareholders in the Offer.......................    10
  Interest of Certain Persons in the Offer..................    10
  Related Party Transactions................................    11
  Beneficial Ownership of Shares............................    11
  Certain Litigation........................................    12
THE TENDER OFFER............................................    12
   1. Terms of the Offer....................................    12
   2. Acceptance for Payment and Payment....................    14
   3. Procedures for Tendering Shares.......................    15
   4. Withdrawal Rights.....................................    17
   5. Certain U.S. Federal Income Tax and Israeli Income Tax
     Consequences...........................................    18
   6. Price Range of the Shares; Dividends on the Shares....    19
   7. Effect of the Offer on the Market for the Shares;
      Stock Price Quotation; Exchange Act Registration;
      Margin Regulations....................................    20
   8. Certain Information Concerning the Company............    22
   9. Certain Information Concerning Parent and Sub.........    24
  10. Sources and Amount of Funds...........................    25
  11. Dividends and Distributions...........................    26
  12. Certain Conditions of the Offer.......................    26
  13. Certain Legal Matters and Regulatory Approvals........    28
  14. Fees and Expenses.....................................    28
  15. Miscellaneous.........................................    29
SCHEDULE I -- Directors and Executive Officers of Parent and Sub
SCHEDULE II -- Audited Financial Statements for the Company for
the Fiscal Years Ended
                   December 31, 1998 and 1997.

To the Holders of Ordinary Shares of Wiztec Solutions Ltd. (including persons who may become Holders during the course of the Offer as a result of the exercise of options and warrants):

                                  INTRODUCTION

     Convergys Israel Investments Ltd., a company limited by shares duly registered under the laws of the State of Israel ("Sub") and a wholly owned subsidiary of Convergys Corporation, a company incorporated under the laws of the State of Ohio, U.S.A. ("Parent"), hereby offers to purchase all outstanding Ordinary Shares (including Shares which may be issued during the course of the Offer as a result of the exercise of options and warrants), each with New Israeli Shekel ("NIS") 1 Par Value (the "Shares"), of Wiztec Solutions Ltd., a company limited by shares duly registered under the laws of the State of Israel (the "Company"), at a price of $25.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer"). Shares presently held by Sub will also be referred to hereinafter as "Shares."

     Tendering shareholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Sub pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal or Form W-8, Certificate of Foreign Status, may be subject to backup federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See Section 3. Shareholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. Sub will pay all fees and expenses of Georgeson & Company Inc., which is acting as the Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Sub and/or Parent and such person. See Section 14.

     Sub currently owns 4,851,939 Shares, constituting approximately 68% of the issued and outstanding Shares (excluding options and warrants). The purpose of the Offer is to continue the execution of the plan, pursuant to Section 236 of the Companies Ordinance, as described below, for Sub to acquire all of the Shares for cash (the "Plan") which was initiated in the tender offer commenced by Sub on April 1, 1999, which tender offer was consummated on April 28, 1999 (the "April Tender Offer"). Upon the consummation of this Offer, should Sub own 90% of the Shares that were outstanding as of April 1, 1999 and Shares that were issued as a result of the exercise of warrants and options since April 1, 1999 and prior to the Expiration Date (as defined herein) ("90% of the Outstanding Shares") the Company's shareholders will be regarded as having approved the Plan for purposes of Section 236.

     THE COMPANY'S BOARD OF DIRECTORS HAS NOT APPROVED THE OFFER AND HAS EXPRESSED NO OPINION AND HAS NOT MADE ANY RECOMMENDATION, AND WILL NOT MAKE ANY RECOMMENDATION, AS TO WHETHER SHAREHOLDERS SHOULD TENDER THEIR SHARES IN THE OFFER, BECAUSE OF CERTAIN ACTUAL AND POTENTIAL CONFLICTS OF INTEREST. EACH SHAREHOLDER SHOULD MAKE ITS OWN DETERMINATION AS TO WHETHER TO ACCEPT OR REJECT THE OFFER.

     The officers of the Company who hold Shares have indicated to Parent and Sub that they will tender their Shares into the Offer. The aggregate number of Shares that will be tendered by the officers is 144,500, which constitutes 6.32% of the outstanding Shares of the Company not owned by Sub. The officers do not currently plan to tender Shares which may be issued to them as a result of the exercise of vested options with regard to which two years have not elapsed since their award, unless they determine that they will suffer no unusual tax consequences thereby. Unvested options will also not be exercised unless they vest during the course of the Offer.

     Section 236 of the Companies Ordinance [New Version], 5743-1983, of the State of Israel (the "Companies Ordinance") provides a mechanism by which a company which proposes a plan or contract which involves the transfer of shares to it from another company may compel the sale of shares by minority shareholders in the other company in accordance with the conditions described more fully below. Sub believes that, under Section 236 of the Companies Ordinance, (i) since this Offer continues the execution of the Plan, Shares purchased by Sub pursuant to this Offer may be aggregated with Shares purchased by Sub pursuant to the April Tender Offer and (ii) the Shares held by Convergys Information Management Group Inc. ("Convergys IMG"), a subsidiary of

Parent, prior to the April Tender Offer and purchased by Sub pursuant to the April Tender Offer were not held by Sub, by any of Sub's subsidiaries or for them. Therefore, if Sub acquires at least 90% of the Outstanding Shares (including Shares presently held by Sub) within four months of April 1, 1999 (the "Initial Period"), Sub shall be entitled, pursuant to Section 236 of the Companies Ordinance, to declare by notice to the remaining shareholders (the "Notice of Acquisition"), to be given within two months following the Initial Period, that it desires to purchase their Shares. Following such notice, Sub will be entitled and obligated to purchase those Shares on the same terms as the Offer (the "Compulsory Acquisition"). If Sub's belief is correct and if holders of at least 1,571,361 Shares (representing approximately 68.8% of the outstanding Shares not held by Sub) or at least 2,164,041 Shares (representing approximately 73.5% of the outstanding Shares not held by Sub assuming the exercise of all outstanding Options (as defined herein)) accept the Offer, Sub will have acquired at least 90% of the Outstanding Shares and will be entitled to purchase the remaining Shares in the Compulsory Acquisition.

     Should Sub acquire at least 90% of the Outstanding Shares (including Shares presently held by Sub) prior to the end of the Initial Period, Sub intends to give the Notice of Acquisition within the required time period and in the required form and to complete the Compulsory Acquisition.

     Shareholders of the Company who object to the Compulsory Acquisition will be entitled to file an objection with the Tel Aviv District Court within one month of the Notice of Acquisition. In the event that any such objection is filed, the Court may issue such relief as it sees fit. One month after the Notice of Acquisition, or, if an objection was filed, one month after the Court's resolution of such objection, Sub shall deliver to the Company a copy of the Notice of Acquisition and the consideration for the Shares it is entitled to purchase in accordance with Section 236, and the Company shall register Sub as the record owner of such Shares. The Company shall receive the consideration as trustee for the shareholders whose Shares are purchased pursuant to the Compulsory Acquisition.

     In the event that, after the consummation of the Offer, (i) less than 750,000 Shares (excluding Shares held by Sub, Shares held directly or indirectly by any officer or director of the Company and Shares held by any other person who is the beneficial owner of more than 10 percent of the total Shares outstanding) are outstanding or (ii) there are less than 400 shareholders who hold at least 100 Shares each, the Company will fail to meet the Nasdaq National Market continued listing requirements. The Nasdaq National Market is the only public market on which the Shares trade. Further, even if that does not happen, if the number of shareholders resident in the United States is below 300 holders of Shares, Sub may elect to cause the Company to terminate its registration of the Shares under the Securities Exchange Act of 1934 (the "Exchange Act"). Following termination of this registration, the Company will no longer be required to file reports or other information with the Securities and Exchange Commission (the "SEC"). In addition, after the consummation of the Offer, Sub may engage in certain open market or privately negotiated purchases, at prices which may be greater or less than the Offer Price, in order to increase Sub's ownership of the outstanding Shares. In such case, again, the Company may fail to meet the Nasdaq National Market continued listing requirements.

     If the Compulsory Acquisition does not occur, Parent and Sub may take certain steps to obtain a Final Court Order approving an Acquisition Arrangement (as those terms are herein defined) pursuant to Section 233 of the Companies Ordinance. See "THE TENDER OFFER -- Section 7. The Companies Ordinance Section 233."

     Following the consummation of the Compulsory Acquisition or the Acquisition Arrangement, the current shareholders of the Company will no longer retain any interest in the Company and, therefore, will not share in its future earnings and potential growth.

     Sub is not offering to purchase outstanding options and warrants to purchase Shares. Holders of options and warrants who wish to participate in the Offer need to exercise their options and warrants and tender the Shares received upon exercise in the Offer. Those holders who elect not to exercise their options and warrants and participate in the Offer will continue to own those securities, subject to the possible effects of the Offer on the underlying Shares as set forth herein.

     No assurance can be given as to whether Sub will be able to cause the Compulsory Acquisition to be consummated and, similarly, no assurance can be given as to when, or if, the consideration would be paid to shareholders who do not tender their Shares in the Offer.

     THE OFFER IS SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE "THE TENDER OFFER-SECTION 1. TERMS OF THE OFFER" AND "SECTION 12. CERTAIN CONDITIONS OF THE OFFER." ALL CONDITIONS TO THE OFFER MUST BE SATISFIED OR WAIVED PRIOR TO THE EXPIRATION DATE.

     THE OFFER IS NOT CONDITIONED ON ANY SPECIFIED NUMBER OF SHARES BEING TENDERED, THE AVAILABILITY OF FINANCING OR ON THE APPROVAL OF THE BOARD OF DIRECTORS OF THE COMPANY OR ANY COMMITTEE THEREOF. SUB CURRENTLY OWNS BENEFICIALLY 4,851,939 SHARES, REPRESENTING APPROXIMATELY 68% OF THE ISSUED AND OUTSTANDING SHARES AT JUNE 29, 1999

     According to information received by Parent and Sub from the Company, as of June 29, 1999, the authorized capital of the Company consisted of: 10,000,000 Ordinary Shares, each with NIS 1 Par Value, 7,137,000 Shares of which were issued and outstanding. In addition, the Company had: underwriters warrants to purchase 136,189 Shares, all of which warrants were issued and outstanding; options to purchase 400,000 Shares authorized pursuant to the Company's Incentive Plan, of which options to purchase 48,534 Shares were issued and outstanding; options to purchase 500,000 Shares authorized pursuant to the Company's Subsidiary Incentive Plan, of which options to purchase 7,500 Shares were issued and outstanding; Series A Warrants to purchase 331,200 Shares, of which warrants to purchase 256,210 Shares were issued and outstanding; and options to purchase 690,000 Shares authorized pursuant to the Company's 1997 Option Plan, of which options to purchase 210,100 Shares were issued and outstanding (the foregoing outstanding options and warrants are collectively referred to as "Options"). Of the total Options, options to purchase 80,951 Shares are not vested and may remain unvested throughout the Offer.

     DISSENTERS' RIGHTS ARE NOT AVAILABLE IN CONNECTION WITH THE OFFER. SEE "SPECIAL FACTORS -- RIGHTS OF SHAREHOLDERS IN THE OFFER." HOWEVER, SHAREHOLDERS OF THE COMPANY WHO OBJECT TO THE COMPULSORY ACQUISITION WILL BE ENTITLED TO FILE AN OBJECTION WITH AN ISRAELI COURT AND THE COURT MAY ISSUE RELIEF AS IT SEES FIT.

                                SPECIAL FACTORS

BACKGROUND TO THE OFFER

     On April 17, 1996, the Company completed an initial public offering of 1,610,000 Shares at $6.00 per share. The Company received total aggregate proceeds from the offering of $9,660,000 before payment of fees and expenses.

     In mid-December 1996, Thomas Smaldone, President of the Cable and Broadband Solutions Group of Convergys Information Management Group Inc. (formerly known as Cincinnati Bell Information Systems Inc., "Convergys IMG"), a wholly owned subsidiary of Parent, contacted Yaron Polak, President and Chief Executive Officer of the Company, to determine whether the Company would be interested in entering into a marketing agreement in which Convergys IMG would sell and support the Company's products in North America. As a result of that inquiry, during the first quarter of 1997, a series of meetings were held between Mr. Polak and Mr. Smaldone and other Convergys IMG executives and advisors regarding the possible framework of a Company-Convergys IMG relationship. The elements of the relationship discussed included an investment by Convergys IMG in the Company, a joint marketing arrangement and a joint product development arrangement.

     On April 28, 1997, Mr. Polak, accompanied by Dan Goldstein, Chairman and Chief Executive Officer of Formula Systems (1985) Ltd. ("Formula"), then the majority shareholder of the Company, and Shai Beilis, Vice Chairman of the Company, met with Mr. Smaldone, members of the Convergys IMG executive management team and a member of Convergys IMG's financial advisor, Broadview International LLC ("Broadview"), in Cincinnati, Ohio. At that meeting, the parties discussed basic terms of Convergys IMG's possible purchase of nearly 20% of the Company's outstanding stock from Formula and certain other Company shareholders, the basic parameters of the First Agreement Option, the Call Option and the Put Option (each as defined below), the establishment of a joint marketing arrangement and the establishment of a joint product development arrangement.

     During the first week of June 1997, Mr. Smaldone and other members of the Convergys IMG team traveled to Herzlia, Israel to conduct due diligence. The Convergys IMG team held a series of meetings with Company personnel to evaluate the Company's development plans, products, current client contracts, financial condition and other items.

     During July and August 1997, definitive agreements reflecting the transaction were negotiated. After the appropriate Board of Directors' authorizations were obtained, on August 19, 1997, a Stock Purchase Agreement among Convergys IMG, the Company and certain shareholders of the Company (the "First Purchase Agreement") was signed, and that transaction was consummated on October 6, 1997. Pursuant to the First Purchase Agreement, Convergys IMG purchased 1,300,000 Shares of the Company (530,000 allocated by the Company and 770,000 from existing shareholders) for the aggregate purchase price of $11,000,000 and was granted an option (the "First Agreement Option"), exercisable until October 1999, to purchase that number of Shares from an affiliate of Formula, which would result in Convergys IMG owning 51% of the Company's Shares. Under the terms of the First Purchase Agreement, if Convergys IMG exercised the First Agreement Option, certain shareholders of the Company would then be subject to a call option (the "Call Option") exercisable by Convergys IMG, pursuant to which such shareholders would be required to sell all of their remaining Shares to Convergys IMG. In addition, upon exercise of the First Agreement Option, such shareholders had a put option (the "Put Option"), enabling such shareholders to sell all of their remaining Shares to Convergys IMG. In addition, pursuant to the First Purchase Agreement, Mr. Smaldone became a member of the Board of Directors of the Company.

     In connection with the First Purchase Agreement, Convergys IMG and the Company entered into a Marketing and Licensing Agreement, dated as of October 6, 1997 (the "Marketing Agreement"), pursuant to which the Company granted Convergys IMG a right to use, license and market the Company's proprietary software, which provides subscriber management systems to multi-channel subscription television system operators. Pursuant to the Marketing Agreement, Convergys IMG has paid to the Company approximately $5,888,000. Convergys IMG and the Company also entered into a Joint Development Agreement, dated as of October 6, 1997 (the "Development Agreement"), under which Convergys IMG and the Company committed to cooperate and use their funds, knowledge and personnel to jointly develop a "next generation" customer care and billing system for North American and international markets. Pursuant to the Development Agreement, Convergys IMG has paid to the Company approximately $1,812,000.

     Throughout 1998, Convergys IMG and the Company implemented the Marketing Agreement and the Development Agreement. As a result of Convergys IMG's success in establishing new clients in North America using the Company's products and services, Convergys IMG decided that it wanted to investigate the possibility of acquiring 100% of the Shares of the Company. Parent's philosophy and policy is to own the entire equity interests of its subsidiaries. Therefore, Mr. Smaldone contacted Mr. Goldstein on December 1, 1998 to inform him of Convergys IMG's interest in exercising the First Agreement Option. On December 11, 1998, Mr. Goldstein and Mr. Smaldone, accompanied by their respective counsel, met in Gatwick, England, to discuss the terms under which Convergys IMG would purchase the remaining shares of the Company held by Formula and certain other shareholders of the Company. At that meeting Mr. Smaldone was accompanied by James Dahmus, Senior Vice President-Finance of Convergys IMG, and Roy Heggland, Senior Vice President and General Counsel of Convergys IMG. Richard Gilden, of Fulbright & Jaworski L.L.P., Formula's U.S. counsel, accompanied Mr. Goldstein. The First Agreement Option exercise price agreed to in the First Purchase Agreement was based on a formula linked to the market price of the Shares. Both Convergys IMG and Formula deemed it in their best interests to obtain certainty with respect to the exercise price of the First Agreement Option and to minimize market risk. Accordingly, the parties decided to try to fix the exercise price at a set amount for a designated time period. Subject to the satisfaction of various conditions, Mr. Smaldone and Mr. Goldstein discussed an exercise price of $15.25 for all remaining Company shares held or controlled by Formula. In addition, they discussed (i) Convergys IMG entering into a services agreement with Formula or an affiliate for a period of two years during which time Convergys IMG would spend $6 million in exchange for contract services to be provided by companies owned by Formula and (ii) Formula continuing to provide certain services to the Company during a transition period.

     Subsequently, there were numerous discussions between Mr. Smaldone, Mr. Goldstein and Mr. Robert Marino, President of Convergys IMG, regarding the terms and conditions of Convergys IMG's acquisition of Formula's remaining shares in the Company. In addition, Convergys IMG continued to consider acquiring the entire equity interest of the Company, and the method and timing of such a purchase, if pursued. One method considered was to have Formula and the other shareholders tender into a tender offer for all Shares of the Company. However, at the end of January, the market price of the Shares advanced to, and remained at greater than, the $15.25 per Share that had been previously discussed with Formula. Convergys IMG determined that it would be in its best interest to purchase Formula's Shares in an expedited transaction to avoid further market risk. In addition, Formula desired to complete the transaction in an expedited manner. As a result, Convergys IMG decided not to make a tender offer for all Shares at that time, but instead to proceed with negotiating and executing definitive agreements to acquire the Shares owned by Formula and certain other Company shareholders.

     On February 16, 1999, Convergys IMG, certain shareholders of the Company and Formula entered into an Agreement (the "Second Purchase Agreement") which replaced the First Agreement Option, the Call Option and the Put Option. On March 2, 1999, the transaction closed, and Convergys IMG purchased from certain shareholders of the Company and Formula an aggregate of 3,450,200 Shares of the Company, at $15.25 per share, for an aggregate purchase price of $52,615,550 (the "March Transaction"). Pursuant to the March Transaction, Yaron Polak, President and Chief Executive Officer of the Company, sold an aggregate of 58,000 Shares for an aggregate price of $884,500. At the closing, three members of the Board of Directors of the Company (Dan Goldstein, Gad Goldstein and Shai Beilis) resigned and were replaced by Mr. Heggland, Brian C. Henry, Chief Operating Officer of Convergys IMG, and Steven G. Rolls, Chief Financial Officer of Parent. With the appointment of these three directors and Mr. Smaldone continuing as a director, Convergys IMG appointees constitute a majority of the directors of the Company.

     Parent continued to monitor the market price of the Shares and, on March 25, 1999, the Parent Board of Directors met and determined that Sub should proceed with the April Tender Offer. On March 26, 1999, Parent issued a press release announcing the April Tender Offer. In addition, on March 30, 1999, the Sub Board of Directors determined to proceed with the April Tender Offer.

     On April 1, 1999, Sub commenced the April Tender Offer for all of the outstanding shares of the Company at a price of $18.30 per Share, net to the seller in cash. At 12:00 midnight, Eastern Daylight Time, on April 28, 1999, the tender offer expired. 4,829,939 Shares (or approximately 68.2% of the Shares outstanding) were validly tendered and not withdrawn pursuant to the Offer, including 4,750,200 Shares tendered by Convergys IMG, a sister company of Sub, and 79,739 Shares April Tender tendered by shareholders not affiliated with Sub. Sub accepted for payment all such Shares at the purchase price of $18.30 per Share, net to the seller in cash.

     Since holders of at least 90% of the Shares did not accept the April Tender Offer, in furtherance of the Plan, on May 24, 1999, Parent and Sub announced their intention to engage, from time to time, in their sole discretion, in open market and privately negotiated purchases of Shares and warrants to purchase Shares.

     Since May 24, 1999, Sub has made the following private purchases of Shares: on June 10, 1999, Sub purchased 2,200 Shares at the purchase price of $20.483 per Share; on June 14, 1999, Sub purchased 8,400 Shares at the purchase price of $20.5826 per Share; on June 15, 1999, Sub purchased 8,500 Shares at the purchase price of $20.794 per Share; and on June 23, 1999, Sub purchased 2,900 Shares at the purchase price of $23.00 per Share.

     In addition, on June 30, 1999, Sub purchased Series A Warrants to purchase 168,782 Shares from two individuals for the aggregate price of $2,384,046. The $14.125 per Share price reflected an amount equal to the difference between $22.75, a negotiated price for the underlying Shares, and the $8.625 exercise price of the Series A Warrants. Sub plans to exercise the Series A Warrants prior to the Expiration Date.

     For purposes of Section 236 of the Companies Ordinance, the Initial Period expires on August 1, 1999, and, in order for Parent and Sub to avail themselves of the Section 236 procedures, they must acquire 90% of the Outstanding Shares by August 1, 1999. It is for this reason that Parent and Sub are making this Offer at this time and why Parent and Sub will not extend this Offer beyond its Expiration Date unless required to do so by law. On June 29, 1999 the Sub Board of Directors determined to proceed with the Offer.

FAIRNESS OF THE OFFER

     Sub owns a majority of the outstanding shares of the Company. Accordingly, in compliance with Rule 13e-3 under the Exchange Act, Parent and Sub have considered the fairness of the Offer to the shareholders of the Company other than Parent and Sub, and, in connection with the Offer, Parent and Sub have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3").

     Parent and Sub believe that the Offer is fair to the Company's shareholders. The Offer Price was determined by Parent after considering the factors set forth below and without negotiations with or input by the Company. The factors considered by Parent included the following:

          (i) The current and historical trading prices of the Shares and the fact that the $25.00 per Share price to be paid in the Offer represents a premium of approximately 5.26% over the closing price for the Shares on June 30, 1999, two trading days before the commencement of the Offer (as reported on the Nasdaq National Market), a premium of approximately 63.93% over the $15.25 per Share price paid to Formula and certain other shareholders on March 2, 1999, and a premium of 13.95% and 19.34% over the average closing prices of the Shares for the 30 and 60 day periods, respectively, immediately prior to July 1, 1999.

          (ii) The terms of the Offer provide for a prompt cash payment to shareholders for their Shares.

          (iii) The Offer structure permits each shareholder to decide whether or not to tender its Shares pursuant to the Offer but does not require any minimum number of Shares to be tendered in order for the Sub to consummate the Offer.

          (iv) Sub has no present intention of selling its Shares to a third party and no third party has made a bid for the Shares.

     In reaching their conclusion that the Offer is fair, Parent and Sub also considered certain countervailing factors, including that the Offer will deprive current shareholders of the Company of the opportunity to participate in future growth prospects of the Company that can only be realized following consummation of the Offer through an investment in Parent. Parent and Sub believe, however, that these factors were outweighed by the other factors described above. Parent has not received any information and analysis from any financial advisor regarding whether the Offer is fair, from a financial point of view, to the Company's shareholders other than Sub.

     In assessing the fairness of the Offer, Parent and Sub considered the foregoing factors collectively and did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to fairness. In light of the nature of the Company's business, Parent and Sub did not deem net book value or liquidation value to be relevant indicators of the value of the Shares.

PURPOSE OF THE OFFER; REASONS OF PARENT AND SUB FOR THE OFFER

     The purpose of the Offer is for Parent indirectly to increase its ownership of Shares from approximately 68% to 100%. Parent's philosophy and policy is to own the entire equity interests of its subsidiaries in order to simplify the management of its subsidiaries and to eliminate the possibility of any potential conflicts of interest between itself and any shareholders of its subsidiaries. See also "SPECIAL FACTORS -- Background of the Offer." Upon consummation of the Offer and the Compulsory Acquisition, the Company will become a wholly owned subsidiary of Parent. As a result, Parent will be able to integrate completely the Company's business with its own businesses and eliminate any potential conflicts of interest between the Company's shareholders and itself. The acquisition of the Shares has been structured as a cash tender offer in order to
(i) effect a prompt and orderly transfer of ownership of the Company to Sub and
(ii) provide shareholders with cash for all of their Shares at a price in excess of the market price of the Shares on the date the Offer commenced.

PLANS FOR THE COMPANY AFTER THE OFFER; CERTAIN EFFECTS OF THE OFFER

     Except as otherwise described in this Offer to Purchase, Parent, Sub and the persons set forth on Schedule I have no current plans or proposals which relate to or would result in the following: (a) other than the Offer, the Compulsory Acquisition, and an Acquisition Arrangement pursuant to Section 233 of the Companies Ordinance, if applicable, an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (b) a sale or transfer of a material amount of the assets of the Company; (c) any change in the present board of directors and management of the Company including, but not limited to, any plan or proposal to change the number or term of directors, to fill any existing vacancy on the board or to change any material term of the employment contract of any executive officer; (d) any material change in the present dividend rate, dividend policy, indebtedness or capitalization of the Company; or (e) any other material change in the Company's corporate structure or business. Notwithstanding the above, Parent and Sub reserve the right to replace all or some of the current directors of the Company.

     Parent intends to continue, however, its review of the Company in order to best integrate the activities of the Company and Parent and its affiliates, and Parent expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments. According to information provided by the Company, under various benefits plans and warrants, there were outstanding vested and unvested Options to purchase 658,533 Shares. Of the total Options, options to purchase 80,951 Shares are not vested and may remain unvested throughout the Offer (the "Unvested Options"). The benefit plans and terms of the warrants do not provide any special treatment of the Options in the event of a tender offer. However, Parent and the Company intend to encourage the holders of the Options to exercise the Options and tender the Shares received upon exercise in this Offer. Company employees who choose to exercise Options which were issued less than two years before the conclusion of the Offer may be subject to unfavorable tax treatment unless certain conditions are met. SEE "THE TENDER OFFER -- Section 5. "Certain U.S. Federal Income Tax and Israeli Income Tax Consequences." Two years will not have elapsed from the grant of Unvested Options to purchase 76,384 Shares and, in addition, from the grant of vested Options to purchase 58,516 Shares. Those holders who elect not to exercise their options and warrants and participate in the Offer will continue to own those securities, subject to the possible effects of the Offer on the underlying Shares as set forth herein.

     As a result of the Offer and the Compulsory Acquisition, the direct and indirect interest of Parent in the Company's net book value and net earnings will increase from 68% to 100%. On a pro forma basis as if the Offer and the Compulsory Acquisition had been completed as of December 31, 1998, Parent's interest in the Company's net book value would have increased from $16,547,800 (68%) to $24,335,000 (100%) and in the Company's net earnings from
$3,823,640 (68%) to $5,623,000 (100%). In addition, Parent and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by the Company's operations, any future increase in the Company's value and the right to elect all members of the Company board of directors. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any decrease in the value of the Company after the consummation of the Offer. Also, shareholders will not have the opportunity to participate directly in the earnings and growth of the Company after the consummation of the Offer and the Compulsory Acquisition and will not have any right to vote on corporate matters. Similarly, shareholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the consummation of the Offer and the Compulsory Acquisition.

     Following the consummation of the Offer, Parent expects that the number of Shares that trade publicly and the number of shareholders would be reduced, and such reduction would be likely to adversely affect the liquidity and market value of any remaining Shares held by the public after the Offer. In the event that, after the consummation of the Offer, (i) less than 750,000 Shares (excluding Shares held by Sub, Shares held directly or indirectly by an officer or director of the Company and Shares held by any other person who is the beneficial owner of more than 10 percent of the total Shares outstanding) are outstanding or (ii) there are less than 400 shareholders who hold at least 100 Shares each, the Company will fail to meet the Nasdaq National Market continued listing requirements. The Nasdaq National Market is the only public market on which the Shares trade. Further, even if that does not happen, if the number of shareholders resident in the United States is below 300 holders of Shares, Sub may elect to cause the Company to terminate its registration of the Shares under the Exchange Act. Following termination of this registration, the Company will no longer be required to file reports or other information with the SEC. In addition, Sub may engage in certain open market or privately negotiated purchases, at prices which may be greater or less than the Offer Price, in order to increase Sub's ownership of the outstanding Shares. In such case, again, the Company may fail to meet the Nasdaq National Market continued listing requirements. See "THE TENDER OFFER -- Section 7. Effect of the Offer on the Market for the Shares; Stock Price Quotation; Exchange Act Registration; Margin Regulations." It is expected, whether or not Shares are accepted for payment by the Sub pursuant to the Offer and the Offer is consummated, that the Company's current management, under the general direction of the board of directors of the Company, will continue to manage the Company as an on-going business.

RIGHTS OF SHAREHOLDERS IN THE OFFER

     Under Israeli law no dissenter's rights are available with this Offer. If Sub acquires at least 90% of the Outstanding Shares (including Shares presently held by it), shareholders of the Company who object to the Compulsory Acquisition will be entitled to file an objection with the Tel Aviv District Court within one month of receiving the Notice of Acquisition. In the event that any such objection is filed, the Court may issue such relief as it sees fit. See "THE TENDER OFFER -- Section 7. Effect of the Offer on the Market for the Shares; Stock Price Quotation; Exchange Act Registration; Margin Regulations."

INTEREST OF CERTAIN PERSONS IN OFFER

     Shareholders should be aware that certain affiliates of Parent and Sub and certain officers and directors of Parent and Sub may have interests in the Offer or have roles in Parent or Sub which are described below and which may present them with certain potential conflicts of interest. Currently, of the seven directors of the Company, one is the Chief Financial Officer of Parent, one is the Senior Vice President and General Counsel of Convergys IMG and a director of Sub, one is the Chief Operating Officer of Convergys IMG, and one is the President of the Cable and Broadband Solutions Group of Convergys IMG and a director of Sub.

     Shareholders should also be aware that Parent and its affiliates have certain interests that present actual or potential conflicts of interest in connection with the Offer. See "SPECIAL FACTORS -- Related Party
Transactions -- Potential Conflicts of Interest with Affiliates." As a result of Parent's current direct ownership of Sub which, in turn, owns approximately 68% of the issued and outstanding Shares and its ability to elect all of the Company's directors, Parent controls the Company.

     The officers of the Company who hold Shares have indicated to Parent and Sub that they will tender their Shares into the Offer. The aggregate number of Shares that will be tendered by the officers is 144,500, which constitutes 6.32% of the outstanding Shares of the Company not owned by Sub. The officers do not currently plan to tender Shares which may be issued to them as a result of the exercise of vested options with regard to which two years have not elapsed since their award, unless they determine that they will suffer no unusual tax consequences thereby. Unvested options will also not be exercised unless they vest during the course of the Offer.

RELATED PARTY TRANSACTIONS

  Potential Conflicts of Interest with Affiliates

     Since Parent owns directly and beneficially 100% of the common shares of Sub, as long as Parent continues to beneficially own more than 50% of the common shares of Sub, Parent will have the power to elect all of the directors of Sub and thereby control Sub. As long as Sub owns more than 50% of the outstanding Shares, Sub (and Parent indirectly) will have the power to elect all of the directors of the Company and thereby to control the Company. In addition, as specified above, one of the executive officers of Parent is a director of the Company and three of the executive officers of Convergys IMG are also directors of the Company. As a result, the possibility exists that conflicts of interest between the Company and Parent and its affiliates may arise from time to time. Israeli companies are subject to the Companies Ordinance and Parent and its subsidiaries are subject to the Ohio General Corporation Law, both of which codify the duty of care and fiduciary duties of directors and other specified persons and establish certain procedures that are designed to provide disclosure of conflicts of interest and set certain required approvals for transactions with interested parties. However, there can be no assurances that such duties and procedures will eliminate the effects of any potential conflicts of interest.

     At the present time the following relationships exist between the Company and Convergys IMG. Convergys IMG and the Company are parties to the Marketing Agreement, dated as of October 6, 1997, pursuant to which the Company granted Convergys IMG a right to use, license and market the Company's proprietary software, which provides subscriber management systems to multi-channel subscription television system operators. Pursuant to the Marketing Agreement, Convergys IMG has paid to the Company approximately $5,888,000. Convergys IMG and the Company also are parties to the Development Agreement, dated as of October 6, 1997, under which Convergys IMG and the Company committed to cooperate and use their funds, knowledge and personnel to jointly develop a "next generation" customer care and billing system for North American and international markets. Pursuant to the Development Agreement, Convergys IMG has paid to the Company approximately $1,812,000.

BENEFICIAL OWNERSHIP OF SHARES

     Sub currently owns 4,851,939 Shares, which represents approximately 68% of the issued and outstanding Shares (excluding Options). Except as set forth in this Offer to Purchase, to the best knowledge of Parent and Sub, none of their subsidiaries or the persons listed in Schedule I to this Offer to Purchase (i) beneficially owns any Shares or (ii) has purchased any shares in the past 60 days. Rivka Allon, Chief Operating Officer of the Company, has sold Shares in transactions in the past 60 days. On June 6, 1999, Ms. Allon sold 3,000 Shares at $20.375 per Share and 3,500 Shares at $21.50 per Share and on June 8, 1999 Ms. Allon sold 4,000 Shares at $21.50 per Share. Between June 10, 1999 and June 23, 1999, Sub purchased an aggregate of 22,000 Shares in four private transactions at purchase prices ranging from $20.483 to $23.00 per Share. In addition, on June 30, 1999, Sub purchased Series A Warrants to purchase 168,782 Shares for the aggregate price of $2,384,046. See "SPECIAL FACTORS -- Background of the Offer."

     Except in connection with the March Transaction, the April Tender Offer and as set forth below, the Company has not filed any public document indicating that (i) the Company or any of its officers, directors or affiliates have effected any transactions in Shares during the past 60 days or (ii) the Company has purchased any Shares since January 1, 1997. Other than the purchases of Convergys IMG in the March Transaction and pursuant to the First Purchase Agreement and purchases of Sub pursuant to the April Tender Offer and the private purchases described above, no affiliate of Parent (including Sub) has purchased any Shares.

     It is Parent's and Sub's belief that, because of potential conflicts of interest and the pending litigation described in "Special Factors -- Certain Litigation," no executive officer or affiliate of the Company unrelated to Parent or Sub will make any recommendation concerning the Offer.

CERTAIN LITIGATION

     Since the announcement by Parent and Sub of the intention to commence the April Tender Offer, five lawsuits were commenced by shareholders who are unaffiliated with the defendants (the "unaffiliated shareholders"). Four of the lawsuits were in the Court of Common Pleas, Hamilton County, Ohio: Carrazza, et al., vs. Wiztec Solutions, Ltd., et al., Case No. A9901656; Tucker vs. Wiztec Solutions, Ltd., et al., Case No. A9901672; Papier vs. Wiztec Solutions, Ltd., et al., Case No. A9901742; and Kuris vs. Steven G. Rolls, et al., Case No. A9901848. The fifth lawsuit, Forman, et al. vs. Wiztec Solutions Ltd., et al., Case No. CV 99 1731, is in the United States District Court for the Eastern District of New York. Each of the actions purported to be a class action brought on behalf of unaffiliated shareholders and asserted claims against the Company, Parent and members of the Company's Board of Directors. The actions each alleged that, through the conduct of the defendants, Parent proposed to acquire the Shares at an unfair and inadequate price, in violation of fiduciary duties allegedly owed by the defendants to the unaffiliated shareholders. The complaints purported by their terms to seek injunctive relief preventing consummation of the April Tender Offer, or rescission if it is successfully consummated, compensatory damages, and attorneys' fees and expenses.

     By Order entered April 19, 1999, the Court of Common Pleas, Hamilton County, Ohio consolidated the Carrazza, Tucker and Papier cases and restyled the consolidated cases as In re Wiztec Solutions, Ltd. Securities Litigation. By Order entered April 26, 1999, the Court consolidated the Kuris case into In re Wiztec Solutions, Ltd. Securities Litigation. The Parent and defendant board members of the Company who were amenable to service of process in Ohio filed a Motion to Dismiss on April 29, 1999. On May 17, 1999, plaintiff Sachs, a plaintiff in the Carrazza case, filed a First Amended Complaint, in substance alleging that he had tendered his shares in the April Tender Offer and demanding damages on behalf of himself and all other tendering shareholders. By Order entered June 23, 1999, plaintiffs voluntarily dismissed without prejudice the claims of Mr. Carrazza and the Tucker, Papier, and Kuris cases, leaving only the claim of plaintiff Sachs pending in In re Wiztec Solutions, Ltd. Securities Litigation. Plaintiff Sachs has until July 1 to respond to the Company's Motion to Dismiss. Parent has an extension of time until July 6, 1999 to respond to the Complaint in the Forman case.

     The Company and its Israeli directors believe that they have the basis to challenge the exercise of personal jurisdiction by, and venue in, a United States court. Parent believes the actions to be without merit and intends to contest the actions vigorously.

                                THE TENDER OFFER

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Sub will accept for payment and pay for all Shares validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on July 30, 1999, unless and until Sub shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Sub, shall expire.

     The Offer is conditioned upon the conditions set forth in Section 12. If such conditions are not satisfied at or prior to the Expiration Date, Sub reserves the right subject to complying with applicable rules and regulations of the SEC, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering shareholders, (ii) waive any or all conditions to the Offer and, subject to complying with applicable rules and regulations of the SEC, purchase all Shares validly tendered, or (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended.

     Subject to applicable rules and regulations of the SEC, Sub may, under certain circumstances, (a) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not Sub exercises its right to extend the Offer.

     Sub may (i) extend the Offer on one or more occasions for such period as may be determined by Sub in its sole discretion (each such extension period not to exceed 10 business days at a time), if at the then scheduled Expiration Date any of the conditions to Sub's obligations to accept for payment and pay for Shares shall not be satisfied or waived and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. However, Parent and Sub have determined not to extend the Offer unless required to do so by law.

     Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares. Subject to applicable law and without limiting the obligation of Sub under such Rules or the manner in which Sub may choose to make any public announcement, Sub will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If Sub extends the Offer, or if Sub (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Sub's rights under the Offer, the Depositary may retain tendered Shares on behalf of Sub, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to the withdrawal rights described in
Section 4. However, the ability of Sub to delay the payment for Shares which Sub has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If Sub makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Sub will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of such offer and that waiver of a material condition is a material change in the terms of such offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Sub increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

     The Company has provided Sub with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Sub will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 12 related to regulatory matters. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of Sub. See Section 4.

     Sub expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. See Section 12. If Sub is delayed in its acceptance for payment of, or payment for (whether before or after its acceptance for payment of Shares), Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Sub's rights under the Offer (including such rights as are set forth in Sections 1 and 12) (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of Sub, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in
Section 4.

     For purposes of the Offer, Sub will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Sub and not withdrawn, if, as and when Sub gives oral or written notice to the Depositary of its acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Sub and transmitting payment to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares and other required documents occur at different times. The per Share consideration paid to any holder of Shares pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY SUB FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering shareholder, or such other person as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined herein) pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

     If, prior to the Expiration Date, Sub shall increase the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     Sub reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Sub of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

     If certificates evidencing tendered Shares are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

     THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENT MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Sub may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Sub, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates, in proper form for transfer, for (or a Book-Entry Confirmation with respect to) such tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to such Shares are actually received by the Depositary.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Sub upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering shareholder will irrevocably appoint designees of Sub as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Sub and with respect to any and all non-cash dividends, distributions, rights, other

Shares or other securities issued or issuable in respect of such Shares on or after June 28, 1999 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Sub accepts for payment Shares tendered by such shareholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Sub of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of Sub will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's shareholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Sub reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Sub's acceptance for payment of such Shares, Sub must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of shareholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Sub, in its sole discretion, which determination will be final and binding. Sub reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Sub's counsel, be unlawful. Sub also reserves the absolute right, in its sole discretion, to waive any defect or irregularity in any tender of Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Sub, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Sub's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer, or its assignee (in either case, the "Payee") must, unless an exemption applies, provide the Depositary with such Payee's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such Payee is not subject to backup withholding. If a Payee does not provide such Payee's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such Payee and payment of cash to such Payee pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer and other Payees should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Sub and the Depositary). Certain Payees (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign shareholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which has been enclosed with the Offer to Purchase, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by Sub pursuant to the Offer, may also be withdrawn at any time after August 30, 1999.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Sub, in its sole discretion, which determination will be final and binding. None of Sub, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN U.S. FEDERAL INCOME TAX AND ISRAELI INCOME TAX CONSEQUENCES. Certain U.S. Tax Considerations The following is a general summary of certain U.S. Federal income tax consequences of the Offer that are relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer (a "Holder"). The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following discussion does not address the U.S. Federal income tax consequences to all categories of Holders that may be subject to special rules (e.g., holders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, foreign holders, insurance companies, tax-exempt organizations, dealers in securities and persons who have acquired the Shares as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the Federal income tax consequences to persons who do not hold the Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). Holders should consult their own tax advisors regarding the U.S. Federal, state, local and foreign income and other tax consequences of the Offer.

     The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a Holder who sells Shares pursuant to the Offer will recognize gain or loss for Federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder's adjusted tax basis in the Shares sold pursuant to the Offer. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer. Such gain or loss will be long-term capital gain or loss if the Holder has held the Shares for more than one year at the time of the consummation of the Offer. Capital gains recognized by an individual investor (or an estate or certain trusts) upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.

     Certain Israeli Tax Considerations. The following is a summary of certain Israeli tax considerations applicable to the Company's shareholders in connection with the receipt of cash in exchange for Shares pursuant to the Offer. The following summary is not intended and should not be construed as legal or professional tax advice and does not cover all possible tax considerations. The following summary is addressed only to shareholders that hold the Shares as capital assets (generally, assets held for investment) and may not apply to all shareholders.

     Israeli law generally imposes a capital gains tax on the sale of shares in an Israeli company like the Company by both residents and non-residents of Israeli, unless a specific exemption is available or unless a treaty between Israel and the country of the non-resident provides otherwise. The law distinguishes between the "Real Gain" and the "Inflationary Surplus". The Real Gain is the excess of the total capital gain over the Inflationary Surplus. The Inflationary Surplus is computed on the basis of the increase in the Israeli Consumer Price Index between the date of purchase and the date of sale. The Real Gain is added to ordinary income which is taxed at an individual's marginal rate (up to 50%) and 36% for companies. The Inflationary Surplus accumulated through December 31, 1993 is generally taxed at a rate of 10%, while the Inflationary Surplus accumulated from December 31, 1993 is exempt from capital gains tax.

     Pursuant to the Income Tax Order (Exemption from Tax on Capital Gains From the Sale of Shares) (the "Exemption Order"), capital gains from the sale, by both residents and non-residents of Israel, of shares of an Industrial Company which are traded on a recognized foreign stock exchange (including the Nasdaq National Market) are exempt from taxation. There are various exceptions to the exemption which, generally speaking, deny the exemption with regard to capital gains realized when a share in a company has been sold for the first time after the registration of the shares of that company on a recognized foreign stock exchange. Sub believes that the Company currently qualifies as an Industrial Company within the meaning of the Exemption Order and that -- absent any change in its current business activities -- it will continue to qualify as such; however, such qualification has never been established definitively. The exemption under the Exemption Order is not applicable to companies that report in accordance with the Income Tax Law (Inflationary Adjustment) - 1985.

     In addition to the exemption provided by the Exemption Order, pursuant to the Convention Between the Government of the United States of America and the Government of Israel with respect to Taxes on Income (the "Treaty"), the sale, exchange or disposition of Shares by a person who qualifies as a resident of the United States within the meaning of the Treaty (a "Treaty Resident") will not be subject to Israeli capital gains tax unless such Treaty Resident holds directly or indirectly Shares representing 10% or more of the voting power of the Company during any part of the 12-month period preceding the sale, exchange or disposition. A sale, exchange or disposition of Shares by a Treaty Resident who holds, directly or indirectly, Shares representing 10% or more of the voting power of the Company during such 12-month period will be subject to such Israeli capital gains tax; however, under the Treaty, such Treaty Resident would be permitted to claim a credit for such taxes against the U.S. income tax imposed with respect to such sale, exchange or disposition, subject to the limitations applicable to the foreign tax credits.

     Income from sale of shares which an employee was issued as the result of the exercise of options awarded under an employee option plan in the framework of Section 102 of the Income Tax Ordinance (a "Section 102 Plan") generally is computed at the difference between the sale price and the exercise price and is taxed at the employee's marginal tax rate. In a Section 102 Plan, an employee who sells shares issued as the result of the exercise of options before two years have elapsed from the award of the options, is subject to taxation according to the highest tax of three possibilities: the tax which would have been owing upon award of the options, the tax owing at the time of the sale and the tax which would have been owing two years after the award of the options (the "Highest Tax Provision"). At Convergys IMG's request, the Income Tax authorities have issued a pre-ruling according to which if an employee of the Company sells Shares to Sub in the context of a tender offer and if these Shares have been received as a result of the exercise of options awarded the employee in the context of the Company's Section 102 Plan less than two years prior to the sale, then such sale will not be regarded as a violation of Section 102 and its related regulations and, therefore, will not be subject to the Highest Tax Provision. Rather, such employees will pay taxation at their regular marginal rates and such taxation will be withheld at source by the trustee of the Company's Section 102 Plan. The exemption of employees from the Highest Tax Provision in accordance with the pre-ruling is contingent upon all of the Company's shares being sold.

     THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE DISPOSITION OF SHARES. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATIONS.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES. The Shares are quoted on the Nasdaq National Market under the symbol "WIZTF." The following table sets forth, for each of the fiscal quarters indicated, the high and low closing sales price per Share on the Nasdaq National Market as reported in published financial sources. The Company has not paid any dividends on the Shares since becoming a publicly traded company.

                                                               SHARE PRICE
                                                            ------------------
                                                             HIGH        LOW
                                                            -------    -------
1997
First Quarter.............................................  $ 6.438    $ 4.500
Second Quarter............................................  $ 7.750    $ 4.875
Third Quarter.............................................  $12.500    $ 6.8125
Fourth Quarter............................................  $15.250    $ 9.875
1998
First Quarter.............................................  $11.500    $ 9.000
Second Quarter............................................  $12.625    $ 9.375
Third Quarter.............................................  $14.750    $ 9.000
Fourth Quarter............................................  $14.500    $ 8.000
1999
First Quarter.............................................  $19.375    $12.357
Second Quarter (through June 30, 1999)....................  $24.3750   $18.0625

     On June 30, 1999, two trading days prior to the commencement of the Offer by Parent and Sub, the last reported closing sales price of the Shares on the Nasdaq National Market was $23.75 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK PRICE QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Market for the Shares. The purchase of Shares by Sub pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Price Quotation. In the event that, after the consummation of the Offer, (i) less than 750,000 Shares (excluding Shares held by Sub, Shares held directly or indirectly by any officer or director of the Company and by any other person who is the beneficial owner of more than 10 percent of the total Shares outstanding) are outstanding or (ii) there are less than 400 shareholders who hold at least 100 Shares each, the Company will fail to meet the Nasdaq National Market continued listing requirements. In the event the Shares were no longer eligible for listing on the Nasdaq National Market, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. If the number of shareholders resident in the United States is below 300 holders of Shares, Sub may elect to cause the Company to terminate its registration of the Shares under the Exchange Act. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

     PARENT AND SUB CURRENTLY INTEND TO SEEK TO CAUSE THE COMPANY TO TERMINATE THE REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT AS SOON AS PRACTICABLE AFTER CONSUMMATION OF THE OFFER IF THE REQUIREMENTS FOR TERMINATION OF REGISTRATION ARE MET.

     Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

     Companies Ordinance Section 236. Section 236 of the Companies Ordinance provides a mechanism by which a company which proposes a plan or contract which involves the transfer of shares to it from another company may compel the sale of shares by minority shareholders in the other company in accordance with the conditions described more fully below. Sub believes that, under Section 236 of the Companies Ordinance, (i) since this Offer continues the execution of the Plan, Shares purchased by Sub pursuant to this Offer may be aggregated with Shares purchased by Sub pursuant to the April Tender Offer and (ii) the Shares held by Convergys IMG prior to the April Tender Offer and purchased by Sub pursuant to the April Tender Offer were not held by Sub, by any of Sub's subsidiaries or for them. Therefore, if Sub acquires at least 90% of the Outstanding Shares (including Shares presently held by Sub and acquired pursuant to the April Tender Offer) during the Initial Period, Sub shall be entitled, pursuant to Section 236 of the Companies Ordinance, to declare by the Notice of Acquisition, to be given within two months following the Initial Period, that it desires to purchase their Shares. Following such notice, Sub will be entitled and obligated to complete the Compulsory Acquisition. If Sub's belief is correct and if holders of at least 1,571,361 Shares (representing approximately 68.8% of the outstanding Shares not held by Sub) or at least 2,164,041 Shares (representing approximately 73.5% of the outstanding Shares not held by Sub assuming the exercise of all outstanding Options (as defined herein)) accept the Offer, Sub will have acquired at least 90% of the Outstanding Shares and will be entitled to purchase the remaining Shares in the Compulsory Acquisition.

     Should Sub have acquired at least 90% of the Outstanding Shares (including Shares presently held by Sub) prior to the end of the Initial Period, Sub intends to give the Notice of Acquisition within the required time period and in the required form and to complete the Compulsory Acquisition.

     Shareholders of the Company who object to the Compulsory Acquisition shall be entitled to file an objection with the Tel Aviv District Court within one month of the Notice of Acquisition. In the event that any such objection is filed, the Court may issue such relief as it sees fit. One month after the Notice of Acquisition, or, if an objection was filed, one month after the Court's resolution of such objection, Sub shall deliver to the Company a copy of the Notice of Acquisition and the consideration for the Shares it is entitled to purchase in accordance with Section 236, and the Company shall register Sub as the record owner of such Shares. The Company shall receive the consideration as trustee for the shareholders whose Shares are purchased pursuant to the Compulsory Acquisition.

     This Offer continues the execution of the Plan which was initiated in the April Tender Offer. Should Sub own 90% of the Shares upon the consummation of the Offer, the Company's shareholders will be regarded as having approved the Plan.

     Companies Ordinance Section 233. Should Sub not have acquired at least 90% of the Outstanding Shares (including Shares presently held by Sub) prior to the end of the Initial Period, Parent, Sub, and the Company may enter into an agreement pursuant to which the Company will be sold to Sub in exchange for Sub's payment of consideration in cash, notes or shares for each outstanding Share (the "Acquisition Arrangement"). Such consideration may be cash, notes, or shares of Parent and, depending on various factors at the time, may have a value of less or more than $25.00 net per Share. Thereafter, the Company would file a motion under Section 233 of the Companies Ordinance with the Court requesting the Court to issue an order that an Extraordinary General Meeting be convened for the purposes of approving the Acquisition Arrangement.

     Pursuant to Section 233 of the Companies Ordinance, the Court is authorized, upon the motion of the Company, to convene a meeting of shareholders of the Company to adopt the Acquisition Arrangement by the affirmative vote of both (a) the majority of the shareholders represented at the Extraordinary General Meeting, in person or by properly executed proxy, and voting thereon, and (b) the holders of not less than 75% of the voting power of Shares represented at the Extraordinary General Meeting, in person or by properly executed proxy, and voting thereon.

     If the Acquisition Arrangement is approved at the Extraordinary General Meeting by the shareholders of the Company by the requisite vote under Section 233 of the Companies Ordinance and the Company's Articles of Association, the Company would file with the Court a second motion requesting that the Court issue an order approving the Acquisition Arrangement (the "Final Court Order").

     There can be no assurance that the Court would render the Final Court Order even if the Acquisition Arrangement is approved by the requisite vote at the Extraordinary General Meeting. The Court has broad discretion under Section 233 of the Companies Ordinance in approving or rejecting such approval, and objections to the approval of the Acquisition Arrangement may be submitted to the Court by shareholders and other parties. The Court is authorized, at its discretion, to issue an order approving the Acquisition Arrangement, rejecting the Acquisition Arrangement or approving the Acquisition Arrangement subject to modifications. Among other factors, the Court considers the fairness of the Acquisition Arrangement and any objections filed by objecting parties. As soon as practicable following the satisfaction or waiver of all conditions precedent to the obligations of the parties under the Acquisition Agreement, including the Final Court Order, and upon deposit by Sub of the requisite consideration for purchase of the Shares with the exchange paying agent, the Company would file the Final Court Order with the Israeli Registrar of Companies, which filing will effect the Acquisition Arrangement. Upon such filing, all of the Shares issued and outstanding at such time would be deemed transferred to Sub, Sub will own 100% of the outstanding Shares of the Company and the Company will become a wholly owned subsidiary of Sub.

8. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including that set forth below under "-- Selected Financial Data," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the SEC and other publicly available information. Although Sub and Parent do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither Parent nor Sub assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Sub.

     General. The business of the Company consists of the development, production and sale of computer software which provides multi-channel subscription television systems operators with a comprehensive and advanced subscriber management system. The Company is limited by shares, duly registered under the laws of the State of Israel and its principal executive offices are located at 8 Maskit Street, Herzlia, 46776 Israel. The telephone number of the Company at such offices is 972-9-952-6555.

     Selected Financial Information. Set forth below is a summary of certain consolidated financial information with respect to the Company, excerpted or derived from the Company's Form 8-K, date of report March 31, 1999, as filed with the SEC pursuant to the Exchange Act.

     More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and in other documents filed by the Company with the SEC. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the SEC in the manner set forth below under "-- Available Information." In addition, Schedule II hereto sets forth the audited financial statements for the fiscal years ended December 31, 1998 and 1997.

                             WIZTEC SOLUTIONS LTD.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                  YEAR ENDED          QUARTER ENDED
                                                 DECEMBER 31,           MARCH 31,
                                              ------------------    ------------------
                                               1998       1997       1999       1998
                                              -------    -------    -------    -------
                                                                       (UNAUDITED)
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
  Revenues..................................  $20,297    $11,975    $ 7,335    $ 3,510
  Net Income................................    5,623      2,130      3,006        681
Earnings Per Share:
  Basic.....................................  $   .85    $   .34    $ 0.445    $ 0.103
  Diluted...................................  $   .80    $   .34      0.412      0.098
Weighted Average Common Shares Outstanding:
  Basic.....................................    6,619      6,194      6,755      6,600
  Diluted...................................    7,007      6,295      7,303      6,924
Other Data:
  Ratio of Earnings to Fixed Charges (1)....    47.05x     22.60x     88.83x     23.77x
  Book Value per Diluted Share..............  $  3.47    $  2.90    $  4.00    $  2.71

                                             AT DECEMBER 31,           AT MARCH 31,
                                            ------------------    ----------------------
                                             1998       1997        1999         1998
                                            -------    -------    ---------    ---------
                                                                       (UNAUDITED)
Balance Sheet Data:
  Total Current Assets....................  $22,479    $14,379     $27,425      $14,864
  Total Assets............................   28,442     20,671      33,524       21,227
  Total Current Liabilities...............    3,853      2,055       4,007        1,948
  Total Liabilities.......................    4,107      2,385       4,293        2,260
  Shareholders' Equity....................   24,335     18,286      29,231       18,967

---------------

(1) For purposes of determining the historical ratios of earnings to fixed charges, earnings consist of earnings before taxes plus fixed charges. Fixed charges consist of the portion of operating lease payments representative of the interest factor.

     Certain Projections for the Company. THE FOLLOWING SETS FORTH CERTAIN FINANCIAL INFORMATION AND PROJECTIONS (THE "PROJECTIONS") FOR THE COMPANY. THE COMPANY DOES NOT IN THE ORDINARY COURSE PUBLICLY DISCLOSE PROJECTIONS AS TO FUTURE REVENUES OR EARNINGS, AND THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR FOR USE IN CONNECTION WITH THIS OFFER. THESE PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND THE COMPANY'S INDEPENDENT ACCOUNTANTS HAVE NOT EXAMINED OR COMPILED ANY OF THE FOLLOWING PROJECTIONS OR EXPRESSED ANY CONCLUSION OR PROVIDED ANY OTHER FORM OF ASSURANCE WITH RESPECT TO SUCH PROJECTIONS AND ACCORDINGLY ASSUME NO RESPONSIBILITY FOR SUCH PROJECTIONS. PARENT OBTAINED THESE PROJECTIONS AS PART OF ITS DUE DILIGENCE AND IN ORDER FOR PARENT TO INTERNALLY ACCOUNT FOR AND BUDGET FOR ITS OWNERSHIP OF THE COMPANY. THE PROJECTIONS WERE PREPARED WITH A LIMITED DEGREE OF PRECISION, AND WERE NOT PREPARED WITH A VIEW TO COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS, WHICH WOULD REQUIRE A MORE COMPLETE PRESENTATION OF DATA THAN IS SHOWN BELOW. THE COMPANY HAS ALSO INFORMED PARENT AND SUB THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO PARENT AND SUB WERE BASED IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISION-MAKING PURPOSES AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO VARIOUS INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS WHICH THEMSELVES ARE

BASED ON EVENTS AND CIRCUMSTANCES THAT HAVE NOT TAKEN PLACE AND ARE INHERENTLY SUBJECT TO SIGNIFICANT FINANCIAL, MARKET, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY, SUB OR PARENT OR THEIR RESPECTIVE FINANCIAL ADVISORS. MANY OF THE ASSUMPTIONS UPON WHICH THE FOREGOING PROJECTIONS WERE BASED, NONE OF WHICH WERE APPROVED BY PARENT OR SUB, ARE DEPENDENT UPON ECONOMIC FORECASTING (BOTH GENERAL AND SPECIFIC TO THE COMPANY'S BUSINESS), WHICH IS INHERENTLY UNCERTAIN AND SUBJECTIVE. THEREFORE, IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN THE ACTUAL AND PROJECTED RESULTS AND THAT THE ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY, PARENT, SUB, OR ANY OTHER PERSON THAT THE PROJECTED RESULTS WILL BE ACHIEVED. THESE PROJECTIONS SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL FINANCIAL INFORMATION OF THE COMPANY INCLUDED ELSEWHERE IN THIS OFFER. SEE "CERTAIN INFORMATION CONCERNING THE COMPANY."

     Previously, in the Offer to Purchase for the April Tender Offer, Parent and Sub presented a Consolidated Company Forecast for the Year Ended December 31, 1999 that Parent had received from the Company. For the first quarter 1999, the Company Forecast projected revenues of approximately $7.3 million and net income of approximately $2.3 million. Actual first quarter results were revenues of approximately $7.3 million and net income of approximately $3.0 million. For the second quarter 1999, the Company Forecast projected revenues of approximately $7.1 million and net income of approximately $2.0 million. As of June 25, 1999, the Company indicated to Parent that, although it still projected its second quarter revenues to be approximately $7.1 million, the Company had increased its forecast of net income to approximately $2.8 million.

     The foregoing Projections constitute "forward looking statements" and readers should be aware that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause the Company's actual results for 1999 to differ materially from those in the Projections. These factors include, among others, the following possibilities: (i) the development of new technology that could render the Company's products or services noncompetitive or obsolete; (ii) the failure of the Company to be Year 2000 compliant; (iii) continued significant and increased competition in its markets and for its products and services; and
(iv) the failure of the Company to continue to attract and retain highly qualified key technical and business personnel, including software professionals.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act applicable to "foreign private issuers" and, in accordance therewith, is obligated to file reports, including annual reports on Form 20-F, and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, NY 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

9. CERTAIN INFORMATION CONCERNING PARENT AND SUB.

     Parent and Sub. Parent provides outsourced information services (operated by Convergys Information Management Group Inc.) and customer management solutions (operated by Convergys Customer Management Group Inc.). Shares of the Parent are traded on the New York Stock Exchange under the symbol "CVG." Parent is an Ohio corporation with its principal executive offices located at 201 East Fourth Street Cincinnati, Ohio 45202. The telephone number of Parent at such location is (513) 723-7000.

     Sub is a company limited by shares duly registered under the laws of the State of Israel, organized in connection with the Plan and has not carried on any significant activities other than in connection with the April Tender Offer and the Offer. The principal executive offices of Sub are located at 29B Keren Hayesod Street, Jerusalem 94188 Israel. The telephone number of Sub at such location is 972-2-625-7751. All of the outstanding capital stock of Sub is owned directly or beneficially by Parent. Other than its purchases of Shares pursuant to the April Tender Offer and subsequent private purchases described herein, and activities incident to its formation and capitalization, Sub does not have any significant assets or liabilities and has not engaged in any significant activities.

     The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the executive officers and directors of Parent and Sub are set forth in Schedule I to this Offer to Purchase. Except as set forth in this Offer to Purchase none of Sub, Parent, or, to the best knowledge of Sub and Parent, any of the persons listed on Schedule I hereto or any associate or majority owned subsidiary of Sub, Parent or any of the persons so listed, beneficially owns or has a right to acquire, directly or indirectly, any Shares, and none of Sub or Parent, or, to the best knowledge of Sub and Parent, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

     Except as set forth in this Offer, none of Sub, Parent or, to the best knowledge of Sub and Parent, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     Except as set forth in this Offer, none of Sub, Parent, any of their respective affiliates, nor, to the best knowledge of Sub or Parent, any of the persons listed on Schedule I, has had, since January 1, 1996, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1996 there have been no contacts, negotiations or transactions between Sub, Parent, any of their respective affiliates or, to the best knowledge of Sub or Parent, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     Available Information. Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interests of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, NY 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information relating to Parent which have been filed via the SEC's EDGAR System.

10. SOURCES AND AMOUNT OF FUNDS.

     The Offer is not conditioned upon any financing arrangements. Sub estimates that the total amount of funds required by Sub to consummate the Offer, including the fees and expenses of the Offer, is approximately $73.7 million. Sub will obtain all such funds from Parent in the form of capital contributions, loans or advances. Parent anticipates funding the capital contributions or advances through one or more of a combination of cash on hand and other internally generated funds, commercial paper, privately placed notes and arranged bank credit facilities.

     Parent has an established credit facility with a syndicate of fifteen banks of which Chase Manhattan Bank is the lead lender and administrative agent. The facility limit is $600,000,000 and interest paid under the facility is based on capital Libor rates adjusted according to Parent's credit rating. As of June 28, 1999, Parent had borrowed approximately $280,000,000 under the facility. The facility expires on December 15, 1999; however, Parent can request an extension for an additional 364 days beyond December 15, 1999.

     It is anticipated that any indebtedness incurred by Parent in connection with the Offer will be repaid from funds generated internally by Parent and its subsidiaries, through other sources which may include the proceeds of future bank refinancings, dispositions or the public or private sale of debt equity securities, or through a combination of two or more such sources. No final decisions have been made, however, concerning the method Parent will employ to repay any such indebtedness. Such decisions, when made, will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

11. DIVIDENDS AND DISTRIBUTIONS.

     If, on or after June 28, 1999, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional securities, then, subject to the provisions of Section 12, Sub, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after June 28, 1999, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares or issue with respect to the Shares or any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of Shares purchased pursuant to the Offer to Sub or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 12, (a) the Offer Price may, in the sole discretion of Sub, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of Sub and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of Sub, accompanied by appropriate documentation of transfer, or (ii) at the direction of Sub, be exercised for the benefit of Sub, in which case the proceeds of such exercise will promptly be remitted to Sub. Pending such remittance and subject to applicable law, Sub will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Sub in its sole discretion.

12. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, Sub shall not be required to accept for payment and pay for any Shares tendered, and may terminate or amend the Offer, and may postpone the acceptance for payment of and payment for Shares tendered, if at any time on or after June 28, 1999 and prior the time of acceptance for payment of any such Shares (whether or not any other Shares have therefore been accepted for payment or paid for pursuant to the Offer) any of the following events shall occur:

          (a) there shall be instituted or pending any action or proceeding before any court, regulatory or administrative agency or commission, domestic or foreign, initiated by a governmental, regulatory or administrative body or authority, or any other person (i) challenging the acquisition by Parent or Sub of the Shares, seeking to restrain or prohibit the consummation of the transactions contemplated by the Offer, seeking to obtain any material damages or otherwise directly or indirectly relating to the consummation of the transactions contemplated by the Offer, (ii) seeking to prohibit or impose any material limitation on the ownership or operation by Parent, Sub or any of their subsidiaries of all or any portion of the business or assets or properties of Parent or any of its subsidiaries or the Company or any of its subsidiaries or to compel Parent, Sub or any of their subsidiaries to dispose of or hold separate all or any portion of the business or assets of Parent or any of its subsidiaries or the Company or any of its subsidiaries, (iii) imposing any material limitation upon the ability of Parent, Sub or any of their subsidiaries effectively to acquire or hold or to exercise full rights of ownership of Shares, including without limitation the right to vote Shares purchased by it on all matters properly presented to the shareholders of the Company,
     (iv) making the
     acceptance for payment, or payment for, some or all of the Shares illegal or resulting in a material delay in the ability of Parent or Sub to accept for payment or pay for some or all of the Shares or (v) which otherwise, in the reasonable judgment of Parent, is reasonably likely to have a materially adverse effect on the financial condition, results of the operations, business, operations, properties, assets or prospects of the Company and its subsidiaries taken as a whole or on the value of the Shares to Parent and Sub; or

          (b) there shall be in force an injunction or other order issued by any court, regulatory or administrative agency or commission, domestic or foreign, (i) restraining or prohibiting the consummation of the transactions contemplated by the Offer or awarding any material damages relating to the consummation of the transactions contemplated by the Offer,
     (ii) prohibiting or imposing any material limitation on the ownership or operation by Parent, Sub or any of their subsidiaries of all or any portion of the business or assets or properties of Parent or any of its subsidiaries or the Company or any of its subsidiaries or compelling Parent, Sub or any of their subsidiaries to dispose of or hold separate all or any portion of the business or assets of Parent or any of its subsidiaries or the Company or any of its subsidiaries, (iii) imposing any material limitation upon the ability of Parent, Sub or any of their subsidiaries effectively to acquire or hold or to exercise full rights of ownership of Shares including without limitation the right to vote Shares purchased by it on all matters properly presented to the shareholders of the Company, (iv) making the acceptance for payment, or payment for, some or all of the Shares illegal or resulting in a material delay in the ability of Parent or Sub to accept for payment of pay for some or all of the Shares or (v) which is otherwise, in the reasonable judgment of Parent, is reasonably likely to have a materially adverse effect on the financial condition, results of operations, business, operations, properties, assets or prospects of the Company and its subsidiaries taken as a whole or on the value of the Shares to Parent and Sub; or

          (c) any statute, rule, regulation or order shall be enacted, promulgated, entered, enforced or deemed applicable to the Offer or any other action shall have been taken by any government, governmental authority or court, domestic or foreign, that, in the reasonable judgment of Sub is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (iii) through (v) of paragraph (a) above; or

          (d) any material adverse change shall have occurred in the financial condition, results of operations or business of the Company, or Parent or Sub shall have become aware of liabilities, contingent or otherwise, or any facts or circumstances that reasonably could be expected to result in a claim for damages which have not been disclosed to Parent or Sub and which could materially and adversely affect the business, assets, conditions (financial or otherwise) or operations of the Company and its subsidiary taken as a whole; or

          (e) there shall have occurred (i) any general suspension of, or limitation on price for or trading in securities in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Israel, (iii) a commencement of a war, armed hostilities or other national or international calamity involving the United States or Israel, (iv) any limitation by any governmental authority on the extension of credit by banks or other lending institutions, (v) civil riots, acts of insurgence and related actions that threaten the normal conduct of business and commerce in Israel, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the reasonable judgment of Sub, a material acceleration or worsening thereof; or

          (f) a tender or exchange offer for Shares shall have been made or publicly proposed to be made by another person offering a higher price for Shares than Sub;

which, in the reasonable judgment of Sub, in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or acceptance for payment and payment.

     The foregoing conditions are for the sole benefit of Sub and may be asserted by Sub regardless of the circumstances giving rise to any such condition or may be waived by Sub in whole or in part at any time and from time to time in its sole discretion. The failure by Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     Israel Investment Center. The Israel Investment Center has approved the transfer of 100% of the Shares to Sub. However, the approval is contingent upon the following conditions: (i) the Company will continue its business activity in the same format as prior to the transfer and will not change into a development center working on a cost-plus basis, (ii) the trade relationship between the Company and Sub and its affiliates will be on a market basis with suitable allocation of expenses and with transfer prices at the same levels as prior to the share transfer and (iii) the period of tax benefits available to the Company as an Approved Enterprise will be recomputed. No further approval of the Israel Investment Center is required as a condition of the Offer.

13. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Except as described in Section 12 and Section 13, based on a review of publicly available filings made by the Company with the SEC and other publicly available information concerning the Company, neither Sub nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Parent or Sub pursuant to the Offer or otherwise, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Sub pursuant to the Offer or otherwise. Should any such approval or other action be required, Sub and Parent presently contemplate that such approval or other action will be sought. While, except as otherwise described in this Offer to Purchase, Sub does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Sub could decline to accept for payment, or pay for, any Shares tendered. See Section 12 for certain conditions to the Offer, including conditions with respect to governmental actions.

14. FEES AND EXPENSES.

     Sub and Parent have retained Georgeson & Company Inc. to serve as the Information Agent and The Bank of New York to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with their services, including certain liabilities under the Federal securities laws.

     It is estimated that the expenses incurred in connection with the Offer will be approximately as set forth below:

Information Agent Fees......................................    $ 12,000
Depositary Fees.............................................      15,000
Filing Fees.................................................      14,718
Legal Fees..................................................      60,000
Printing and Mailing Costs, Miscellaneous...................      50,000
                                                                --------
          Total.............................................    $151,718
                                                                ========

     Except as set forth above, neither Parent nor Sub will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Sub for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

     Certain employees of the Company have assisted Sub with respect to the Offer, primarily by providing information concerning the Company for preparation of the Offer. Principally, this information has included financial information of the Company and stock ownership and stock transaction data with respect to the Company. Certain employees of Parent and Convergys IMG have also assisted Sub with respect to the Offer by assisting in the preparation of the Offer. No employee of the Company, Parent or Convergys IMG has, or will, receive any additional or separate compensation for such services.

15. MISCELLANEOUS.

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders (and all persons who may become shareholders during the course of the Offer as the result of the exercise of the Options) of Shares. Sub is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Sub becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Sub shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Sub cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Sub by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR SUB NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Sub and Parent have filed with the SEC the Schedule 13E-3 pursuant to Rule 13e-3 and the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in Section 8 of this Offer to Purchase (except that such material will not be available at the regional offices of the SEC).

Convergys Israel Investments Ltd.

July 2, 1999

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                               OF PARENT AND SUB

     1. Directors and Executive Officers of Parent. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Convergys Corporation, 201 East Fourth Street, Cincinnati, Ohio 45202. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent for the past five years.

     Charles S. Mechem, Jr., Chairman of the Board since May 1998; Chairman of Cincinnati Bell Inc. ("CBI"), 1996-1998; Commissioner Emeritus, Ladies Professional Golf Association ("LPGA"); Commissioner of the LPGA, 1991-1995.

     James F. Orr, Director, President and Chief Executive Officer since May 1998; Chief Operating Officer of CBI, 1996-1998; Executive Vice President of CBI and President and Chief Executive Officer of Convergys IMG, 1995-1996; Chief Operating Officer of Convergys IMG, 1994 - 1995.

     William D. Baskett III, General Counsel and Secretary since May 1998; General Counsel and Chief Legal Officer of CBI, 1993 -1998; Partner of Frost & Jacobs LLP, 1970-1997.

     Steven G. Rolls, Chief Financial Officer since June 1998; Vice President and Controller of The B.F. Goodrich Company, 1993 - 1998.

     Robert P. Komin, Vice President Finance and Treasurer, since May 1998; Vice President Finance and Planning of CBI, 1996-1998; Director of Finance and Planning of CBI, 1995-1996; Product Marketing Manager of Rogue Wave Software, 1994-1995.

     Cheryl N. Campbell, Vice President Public Relations, since September 1998; Vice President of Public Relations of CBI, 1997-1998; Vice President of Corporate Communications and Public Affairs of Cincinnati Bell Telephone Company ("CBT"), 1996-1997; Vice President of Regulatory Affairs of CBT, 1995-1996; Director of Docket Management and Regulatory Affairs of CBT, 1993-1995.

     Thomas A. Cruz, Vice President Human Resources and Administration, since May 1998, Corporate Vice President of Human Resources and Administration of CBI, 1997-1998; Senior Vice President of Human Resources and Administration of Convergys IMG, 1993-1997.

     Andre S. Valentine, Vice President and Controller, since September 1998; Controller and Chief Accounting Officer of CBI during 1998; Director of Corporate Accounting of CBI, 1997-1998; Business Assurance Manager at Coopers & Lybrand L.L.P., 1990-1997.

     John F. Barrett, Director; President and Chief Executive Officer of The Western and Southern Life Insurance Company, since 1994.

     Judith G. Boynton, Director; Executive Vice President and Chief Financial Officer of Polaroid Corporation since 1998; Vice President and Controller of Amoco Corporation 1996-1998; General Manager - Auditing, 1994-1996.

     Gary C. Butler, Director; President and Chief Operating Officer of Automatic Data Processing, Inc. since 1998; Group President of the Employer Services Group, 1995-1998; Group President of the Dealer Services Group, 1990-1995.

     Roger L. Howe, Director; Retired Chairman of the Board of U.S. Precision Lens, Inc. since 1998; Chairman of the Board 1988-1998.

     Steven C. Mason, Director; Retired Chairman of the Board and Chief Executive Officer of Mead Corporation since 1997; Chairman of the Board and Chief Executive Officer, 1992-1997.

     Brian H. Rowe, Director; Retired Chairman of General Electric Aircraft Engines (GEAE) since 1995; Chairman of GEAE, 1993-1995; Senior Vice President of General Electric Company, 1979-1993.

     2. Directors and Executive Officers of Sub. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Sub. Each such person is a citizen of the United States of America, and the business address of each such person is c/o Convergys Corporation, 201 East Fourth Street, Cincinnati, Ohio 45202.

     William D. Baskett III, Vice President of Sub; General Counsel and Secretary of Parent.

     Roy T. Heggland, Director of Sub; Senior Vice President and General Counsel of Convergys IMG.

     Thomas E. Smaldone, Director of Sub; President of the Cable and Broadband Solutions Group of Convergys IMG, since 1996; President, Core Products and Marketing of Convergys IMG, 1994-1996.

                                  SCHEDULE II

                             WIZTEC SOLUTIONS LTD.

                            (AN ISRAELI CORPORATION)

                     1998 CONSOLIDATED FINANCIAL STATEMENTS

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

                     1998 CONSOLIDATED FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
REPORT OF INDEPENDENT AUDITORS..............................     F-2
CONSOLIDATED FINANCIAL STATEMENTS:
  Balance sheets............................................  F-3 - F-4
  Statements of income......................................     F-5
  Statements of changes in shareholders' equity.............     F-6
  Statements of cash flows..................................     F-7
  Notes to financial statements.............................  F-9 - F-27

PricewaterhouseCoopers logo
--------------------------------------------------------------------------------

                                                       KESSELMAN & KESSELMAN
                                                       Certified Public
                                                       Accountants (Isr.)
                                                       Trade Tower, 25 Hamered
                                                       Street
                                                       Tel Aviv 68125 Israel
                                                       P.O. Box 452 Tel Aviv
                                                       61003 Israel
                                                       Telephone +972-3-7954555
                                                       Facsimile +972-3-7954556

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
WIZTEC SOLUTIONS LTD.

     We have audited the consolidated balance sheets of Wiztec Solutions Ltd. (the "Company") and its subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We did not audit the financial statements of the consolidated subsidiaries, whose assets at December 31, 1998 and 1997 constitute approximately 14% and 18%, respectively, of total consolidated assets, and whose revenues for the years ended December 31, 1998, 1997 and 1996 constitute approximately 17%, 39% and 25%, respectively, of total consolidated revenues. Those financial statements were audited by other independent auditors, whose reports have been furnished to us, and our opinion, insofar as it relates to amounts included for those subsidiaries, is based solely on the reports of the other independent auditors.

     We conducted our audits in accordance with generally accepted auditing standards, including those prescribed by the Israeli Auditors (Mode of Performance) Regulations, 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, either due to error or to intentional misrepresentation. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other independent auditors provide a fair basis for our opinion.

     In our opinion, based on our audits and the reports of the other independent auditors referred to above, the aforementioned financial statements present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 1998 and 1997 and the results of their operations, the changes in shareholders' equity and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in Israel and in the United States (as applicable to these financial statements, such accounting principles are practically identical).

                                          /s/ KESSELMAN & KESSELMAN

                                          --------------------------------------
                                          Kesselman & Kesselman
                                          Certified Public Accountants (Israel)

Tel-Aviv, Israel
February 2, 1999

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                 DECEMBER 31
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
                           ASSETS
CURRENT ASSETS (note 9):
  Cash and cash equivalents (note 10a)......................  $10,704    $10,015
  Short-term investments (note 10b).........................    5,729
  Accounts receivable:
     Trade..................................................    5,107      3,919
     Other..................................................      910        415
  Inventories...............................................       29         30
                                                              -------    -------
          Total current assets..............................   22,479     14,379
                                                              -------    -------
NON-CURRENT RECEIVABLES (note 9):
  Trade, net of current maturities (note 3).................      118        809
  Loan to a related party (note 2b).........................      450
  Other.....................................................       41
                                                              -------    -------
                                                                  609        809
                                                              -------    -------
FIXED ASSETS (note 4):
  Cost......................................................    3,003      2,713
  Less -- accumulated depreciation and amortization.........    1,244        924
                                                              -------    -------
                                                                1,759      1,789
                                                              -------    -------
SOFTWARE DEVELOPMENT COSTS (note 10c):
  Original amount...........................................    3,982      3,377
  Less -- accumulated amortization..........................    1,435        870
                                                              -------    -------
                                                                2,547      2,507
                                                              -------    -------
GOODWILL:
  Original amount...........................................    1,394      1,394
  Less -- accumulated amortization..........................      346        207
                                                              -------    -------
                                                                1,048      1,187
                                                              -------    -------
                                                              $28,442    $20,671
                                                              =======    =======
            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES (note 9):
  Accounts payable and accruals:
     Trade..................................................  $   349    $   657
     Other (note 10d).......................................    2,435      1,143
  Advances from customers...................................    1,069        255
                                                              -------    -------
          Total current liabilities.........................    3,853      2,055
                                                              -------    -------
LONG-TERM LIABILITIES:
  Advances from customers...................................      163        263
  Accrued severance pay, net of amounts funded (note 8).....       91         67
                                                              -------    -------
          Total long-term liabilities.......................      254        330
                                                              -------    -------
COMMITMENTS (note 5)
          Total liabilities.................................    4,107      2,385
                                                              -------    -------

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

                   CONSOLIDATED BALANCE SHEETS -- (CONTINUED)
                                 (IN THOUSANDS)

                                                                 DECEMBER 31
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
SHAREHOLDERS' EQUITY (note 6):
  Share capital -- ordinary shares of NIS 1 par value
     (authorized: December 31, 1998 -- 10,000,000 shares;
     December 31, 1997 -- 8,000,000 shares; Issued and
     outstanding: December 31, 1998 -- 6,672,000 shares;
     December 31, 1997 -- 6,600,000 shares).................    2,106      2,088
  Stock options.............................................      325        325
  Share premium and other capital surplus...................   13,764     13,356
  Retained earnings.........................................    8,140      2,517
                                                              -------    -------
          Total shareholders' equity........................   24,335     18,286
                                                              -------    -------
                                                              $28,442    $20,671
                                                              =======    =======

    The accompanying notes are an integral part of the financial statements.


                  /s/ DAN GOLDSTEIN                    Chairman of the Board of Directors
-----------------------------------------------------
                    Dan Goldstein

                   /s/ YARON POLAK                     President, Chief Executive Officer and Director
-----------------------------------------------------
                     Yaron Polak

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31
                                                              ----------------------------
                                                               1998       1997       1996
                                                              -------    -------    ------
REVENUES (note 10f).........................................  $20,297    $11,975    $8,332

COST OF REVENUES (note 10g).................................    9,316      5,992     4,258
                                                              -------    -------    ------
GROSS PROFIT................................................   10,981      5,983     4,074
                                                              -------    -------    ------
SOFTWARE DEVELOPMENT COSTS:
  Expenses incurred.........................................    1,363      1,599     1,678
  Less -- amounts capitalized...............................    1,176      1,365     1,091
                                                              -------    -------    ------
NET SOFTWARE DEVELOPMENT COSTS..............................      187        234       587
                                                              -------    -------    ------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................    4,956      3,652     2,138
                                                              -------    -------    ------
OPERATING INCOME............................................    5,838      2,097     1,349
FINANCIAL INCOME, NET (note 10h)............................      536        328       279
CAPITAL LOSS, NET...........................................     (111)        (6)
                                                              -------    -------    ------
INCOME BEFORE TAXES ON INCOME...............................    6,263      2,419     1,628
TAXES ON INCOME (note 7)....................................      640        289        15
                                                              -------    -------    ------
NET INCOME .................................................  $ 5,623    $ 2,130    $1,613
                                                              =======    =======    ======
EARNINGS PER SHARE (note 10i):
  Basic.....................................................  $ 0.850    $ 0.344    $0.291
                                                              =======    =======    ======
  Diluted...................................................  $ 0.803    $ 0.338    $0.288
                                                              =======    =======    ======
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING -- IN
  THOUSANDS (note 10j):
  Basic.....................................................    6,619      6,194     5,542
                                                              =======    =======    ======
  Diluted...................................................    7,007      6,295     5,609
                                                              =======    =======    ======

    The accompanying notes are an integral part of the financial statements.

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                     SHARE CAPITAL                     SHARE          RETAINED
                                   ------------------                 PREMIUM         EARNINGS
                                   NUMBER OF             STOCK       AND OTHER      (ACCUMULATED
                                    SHARES     AMOUNT   OPTIONS   CAPITAL SURPLUS     DEFICIT)      TOTAL
                                   ---------   ------   -------   ---------------   ------------   -------
BALANCE AT JANUARY 1, 1996.......    4,400     $1,411    $ --         $ 2,132         $(1,226)     $ 2,317
CHANGES DURING 1996:.............                                                       1,613
  Net Income.....................                                                                    1,613
  Issue of share capital in an
     initial public offering, see
     note 6a(1)..................    1,610       506                    7,053*                       7,559
  Issue of options to the
     underwriter in an initial
     public offering, see note
     6b(2).......................                         ***                                          ***
  Issue of share capital and
     stock options...............
     In connection with
       acquisition of a business,
       see note 6a(2)............       60        19      325             220                          564
                                     -----     ------    ----         -------         -------      -------
BALANCE AT DECEMBER 31, 1996.....    6,070     1,936      325           9,405             387       12,053
CHANGES DURING 1997:
  Net Income.....................                                                       2,130        2,130
  Issue of share capital, see
     note 8a(3)..................      530       152                    3,951**                      4,103
                                     -----     ------    ----         -------         -------      -------
BALANCE AT DECEMBER 31, 1997.....    6,600     2,088      325          13,356           2,517       18,286
CHANGES DURING 1998:
  Net income.....................                                                       5,623        5,623
  Exercise of options granted to
     employees, see note 6a(4)...       72        18                      408                          426
                                     -----     ------    ----         -------         -------      -------
BALANCE AT DECEMBER 31, 1998.....    6,672     $2,106    $325         $13,764         $ 8,140      $24,335
                                     =====     ======    ====         =======         =======      =======

---------------
  * Net of $2,100,000 -- share issue expenses.

 ** Net of $402,000 -- share issue expenses.

*** Represents an amount less than $1,000.

    The accompanying notes are an integral part of the financial statements.

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31
                                                              -----------------------------
                                                               1998       1997       1996
                                                              -------    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 5,623    $ 2,130    $ 1,613
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization:
       Fixed assets.........................................      405        429        220
       Software development costs...........................      565        129        127
       Goodwill.............................................      139        139         67
     Decrease in value of short-term investments............       72
     Capital loss, net......................................      111          6
     Severance pay, net.....................................       24         36         31
     Changes in operating assets and liabilities:
       Increase in trade receivables (including non-current
          portion)..........................................     (497)    (2,295)      (362)
       Decrease (increase) in other accounts receivable
          (including non-current portion)...................     (125)      (228)        65
       Decrease in inventories..............................        1         25         27
       Increase (decrease) in accounts payable and
          accruals..........................................    1,146        958       (422)
       Increase (decrease) in advances from customers
          (including non-current portion)...................      714       (250)        59
                                                              -------    -------    -------
  Net cash provided by operating activities.................    8,178      1,079      1,425
                                                              -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of short-term investment......................   (6,776)
  Amounts capitalized to software development costs.........   (1,155)    (1,354)    (1,092)
  Purchase of fixed assets..................................     (730)      (947)      (636)
  Loan granted to a related party...........................     (250)
  Decrease in cash as a result of disposal of investment in
     a proportionately consolidated company, see
     supplementary information below........................      (51)
  Acquisition of business by newly formed subsidiary........                           (459)
  Proceeds from disposal of short-term investments*.........      975
  Proceeds from sale of fixed assets........................       72         55
                                                              -------    -------    -------
  Net cash used in investing activities.....................   (7,915)    (2,246)    (2,187)
                                                              -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issue of share capital, net...............................      426      4,103      7,559
  Repayment of long-term loans..............................                           (226)
  Short-term bank credit, net...............................                 (65)       (92)
                                                              -------    -------    -------
  Net cash provided by financing activities.................      426      4,038      7,241
                                                              -------    -------    -------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................      689      2,871      6,479
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............   10,015      7,144        665
                                                              -------    -------    -------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $10,704    $10,015    $ 7,144
                                                              =======    =======    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -- cash
  paid during the year for:
  Interest..................................................  $    --    $     3    $    24
                                                              =======    =======    =======
  Income taxes..............................................  $   629    $   135    $    42
                                                              =======    =======    =======

    The accompanying notes are an integral part of the financial statements.

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)
                                 (IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1996
                                                              ------------
ACQUISITION OF BUSINESS BY NEWLY FORMED SUBSIDIARY:
  Assets and liabilities of the business acquired at date of acquisition:
     Working capital deficiency (excluding cash and cash
      equivalents)..........................................     $ (404)
     Fixed assets...........................................        260
     Long-term loans........................................       (227)
  Company's ordinary shares and stock options issued as part
     of the acquisition.....................................       (564)
  Goodwill arising on acquisition...........................      1,394
                                                                 ------
                                                                 $  459
                                                                 ======

SUPPLEMENTARY INFORMATION ON INVESTING ACTIVITY NOT INVOLVING CASH FLOWS

     During 1998, the Company disposed of its investment in a proportionately consolidated company (see note 2), based on its book value.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Decrease in cash resulting form this disposal is as follows:
  Assets and liabilities of that company previously
     consolidated, at date of disposal:
     Working capital deficiency (excluding cash and cash
      equivalents)..........................................     $ (123)
     Fixed assets, net......................................        226
     Software development costs, net........................        571
     Loans from shareholders................................       (650)
  Capital loss on the disposal..............................        (75)
                                                                 ------
                                                                 $  (51)
                                                                 ======

     For summarized cash flow information for the years ended December 31, 1998 and 1997, relating to the Company's pro-rata interest in the proportionately consolidated company -- see note 2.

    The accompanying notes are an integral part of the financial statements.

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

     The significant accounting policies, applied on a consistent basis, are as follows:

A.  GENERAL:

  1) Nature of operations

     Wiztec Solutions Ltd. (the "Company" or "Wiztec") is an Israeli corporation whose main operation is the development and marketing of WIZARD -- a comprehensive operations support and management information system for use by cable, satellite and other multichannel subscription television system operators.

     On October 6, 1997, the Company and a U.S. corporation signed a worldwide marketing agreement for the Company's WIZARD product, and a joint development agreement to develop a next-generation product -- see note 6a(3).

     The revenues of the Company and its subsidiaries are derived mainly from a limited number of installations of WIZARD systems. As to the Company's principal markets and customers -- see note 10f(2) and (3).

     The Company's U.S. subsidiary also operates a processing center with printing and mailing facilities. The Company, its wholly-owned subsidiaries and formerly the proportionately consolidated company (see note 2) are referred to as "the Group".

  2) Use of estimates in the preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting years. Actual results could differ from those estimates.

  3) Functional currency

     The currency of the primary economic environment in which the operations of the Group are conducted is the U.S. dollar ("dollar"). Virtually all revenues are obtained outside Israel, mainly in dollars. Thus, the functional currency of the Company and its investee companies is the dollar.

     Transactions and balances originally denominated in dollars are presented at their original amounts. Balances in non-dollar currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-dollar transactions reflected in the income statements, the exchange rates at transaction dates are used. Depreciation, amortization and changes in inventories deriving from non-monetary items are based on historical exchange rates. The resulting transaction gains or losses are carried to financial income or expenses, as appropriate.

  4) Accounting principles

     The financial statements are prepared in accordance with accounting principles generally accepted (GAAP) in Israel and in the United States (as applicable to these financial statements, such accounting principles are practically identical).

  5) Uncertainty due to the Year 2000 ("Y2K") issue

     The Y2K issue arises because many computerized systems use two digits, rather than four, to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Y2K issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure, which could affect an entity's ability to conduct normal business operations.

     The Company and its subsidiary are in the process of adapting their software to Y2K, and accordingly are taking measures to solve problems in connection therewith. It is not possible to be certain that all aspects of the Y2K issue affecting the entity, including those related to the efforts of customers, suppliers or other third parties, will be fully resolved.

B.  PRINCIPLES OF CONSOLIDATION:

     1) The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.

     2) In addition to the fully consolidated companies as described above, the consolidated financial data for 1997 and for the period from January 1, 1998 through June 30, 1998 include, by the proportionate consolidation method, the accounts of a proportionately consolidated company, which was a jointly and equally controlled company, see note 2.

     3) Intercompany balances and transactions have been eliminated.

C.  SHORT-TERM INVESTMENTS

     Short-term investments -- marketable Israeli Government bonds and investment in mutual fund -- are stated at market or redemption value.

     The changes in value of the above securities are carried to financial income or expense.

D.  INVENTORIES

     Inventories, which include computer, equipment, forms and supplies, are stated at the lower of cost or market. Cost is determined on average basis.

E.  FIXED ASSETS

     These assets are stated at cost.

     The assets are depreciated by the straight-line method, on the basis of their estimated useful lives.

     Annual rates of depreciation are:

                                                         %
                                                        ----
Computers and equipment...............................  7-33
Motor vehicles........................................   15

     Leasehold improvements are amortized by the straight-line method over the term of the lease, which is shorter than the estimated useful life of the improvements.

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

F.  SOFTWARE DEVELOPMENT COSTS:

     1) Software development costs are charged to income as incurred, until technological feasibility is established. This is determined when detailed design is completed and verified, or, in case detailed design is not applicable, a working model has been completed and tested.

     2) Upon the establishment of technological feasibility of the relevant product, software development costs are capitalized in accordance with the provisions of Statement of Financial Accounting Standards (FAS) No. 86 of the Financial Accounting Standards Board ("FASB"). Amortization of capitalized software development costs begins when the product is available for sale to customers.

     Annual amortization is computed by the straight-line method, over the remaining useful life of the product or based on the ratio of current gross revenue to current and anticipated future gross revenues, whichever is higher. Currently, amortization is computed over a period of 3 years.

     In the event that the unamortized software development costs exceed the net realizable value of the product, it is written down to net realizable value.

G.  GOODWILL

     Goodwill, representing the excess of cost of investment in a business acquired over fair value of the underlying net liabilities at acquisition, is amortized in equal annual installments over 10 years.

H.  REVENUE RECOGNITION:

     1) Customer agreements generally specify the scope of product customization desired prior to initial installation ("basic customization"), such as adaptation to desire report and screen lay-outs, language, etc.

     The Company recognizes revenue from licensing and basic customization upon meeting the conditions specified in the relevant agreements (such as completion of basic customization and installation or customer acceptance). In the case of sales which involve long-term receivables, the revenues are recognized at their present value according to the requirements of APB-21 (see note 3).

     Revenue from ongoing customization and commissioned work is recognized for each contract on a percentage-of-completion method, based on the ratio of hours incurred to date to the total estimated hours of the contract. Contract losses are recorded in the period in which such losses first become evident.

     Maintenance contract revenue is recognized on the straight-line basis, during the period in which maintenance is provided.

     Revenue from printing and mailing is recognized as the services are performed.

     Revenue from sale of computer equipment is recognized based upon the degree of completion of installation.

     Past experience indicates that there are no significant expenditures related to warranty costs. Therefore, the Company does not make any provisions for such expenditures.

     2) On October 27, 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2 (SOP 97-2) "Software Revenue Recognition". SOP 97-2 supersedes Statement of Position 91-1 and provides guidance on when and in what amounts revenue should be recognized for the licensing, selling, leasing or otherwise marketing of computer software.

     SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997.

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company adopted SOP 97-2 effective January 1, 1998. In light of the nature of the transactions the Company entered into in 1998, the implementation of SOP 97-2 had no material effect on these financial statements.

I.  DEFERRED INCOME TAXES

     Deferred taxes are computed in respect of differences between the amounts in the financial statements and for tax purposes.

     Deferred tax balances are computed at the tax rate expected to apply to income of the Group at time of release to income from the deferred tax accounts (see also note 7e).

J.  CASH EQUIVALENTS

     The Group considers all highly liquid investments, which include short-term bank deposits (up to three months from date of deposit), that are not restricted as to withdrawal or use, to be cash equivalents.

K.  COMPREHENSIVE INCOME

     In 1998, the Company adopted FAS 130 "Reporting Comprehensive Income", which was issued in June 1997 by the FASB.

     The Company has no comprehensive income components, other than net income.

L.  IMPAIRMENT IN VALUE OF FIXED ASSETS

     The Group adopted FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" of the FASB. The provisions of FAS 121 require a company to review its long-lived assets for impairment on an exception basis whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through future cash flows. If it is determined that an impairment loss has occurred based on expected future cash flows, then the loss is recognized in the statements of income. There were no impairment losses recorded in these financial statements.

M.  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

     In June 1998, the FASB issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 established a new model for accounting for derivatives and hedging activities. FAS 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. FAS 133 is effective for calendar-year companies as from January 1, 2000.

     The Company is currently evaluating the impact FAS 133 will have on its financial statements; however, since the use of derivatives by the Company is limited (see also note 10e(3)), it expects that the adoption of FAS 133 will have no material impact on its consolidated results of operations, financial position or cash flows.

NOTE 2 -- PROPORTIONATELY CONSOLIDATED COMPANY -- T.C.S. -- TELECOM SOLUTIONS LTD. ("T.C.S."):

     a. In 1997, following a joint venture agreement, the Company and another Israeli Corporation founded T.C.S., an Israeli Company.

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     T.C.S. was a jointly and equally-controlled company from incorporation to the beginning of the third quarter of 1998, when the Company disposed of its investment in T.C.S. Therefore, as of July 1, 1998, the Company's consolidated financial data no longer include the activities of T.C.S.

     The Company sold its investment in T.C.S. to a related party (a company under common control), based on T.C.S.'s book value. Due to immaterial adjustments to T.C.S.'s capital deficiency at date of disposal, a loss of $75,000 was reported in the Company's accounts as a result of the disposal.

     b. At the date of disposal of the investment in T.C.S., loans in an amount of $900,000 were due from T.C.S. to the Company. As part of the transaction, these loans were transferred from T.C.S. to its new shareholder. An amount of $450,000 out of these loans is to be repaid in October 1999 and is presented in the balance sheet among "accounts receivable -- other". Repayment of the remaining amount, which is presented in the balance sheet under "loan to a related party", is conditional upon T.C.S.'s achieving revenues from sale of licenses (not including sales to a former shareholder). The Company is entitled to 10% of the license revenues collected by December 31, 2003. Payments made to the Company after December 31, 1999 will carry interest at a starting rate of 4% (increasing every year thereafter).

     Through July 1, 1998, T.C.S. was engaged in development of software. The software development costs incurred by T.C.S. were capitalized once technological feasibility was established. As of July 1, 1998, software development costs in an amount of $571,000, which were incurred by T.C.S., were capitalized in the Company's financial statements. The Company believes that, since no allowance for impairment in value of those costs was needed, there is no need to provide an allowance in respect of the abovementioned conditional debt. Moreover, according to T.C.S.'s business forecasts, license revenues are expected as of the second half of 1999.

     c. Following are data relating to T.C.S. included in the 1998 and 1997 consolidated financial statements:

  1) Balance sheet data:

                                                               DECEMBER 31,
                                                                   1997
                                                              --------------
                                                                   (IN
                                                                THOUSANDS)
ASSETS:
  Current assets............................................       $108
  Fixed assets, net of accumulated depreciation and
     amortization...........................................        176
  Software development costs, net of accumulated
     amortization...........................................        198
                                                                   ----
                                                                   $482
                                                                   ====
LIABILITIES:
  Current liabilities.......................................       $130
  Long-term liability to shareholders*......................        486
                                                                   ----
                                                                   $616
                                                                   ====

---------------
* This amount was eliminated in consolidation.

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  2) Operating results data:

                                                             PERIOD FROM       PERIOD FROM
                                                           JANUARY 1, 1998   INCORPORATION TO
                                                             TO JUNE 30,       DECEMBER 31,
                                                                1998               1997
                                                           ---------------   ----------------
                                                                     (IN THOUSANDS)
Software development expenses incurred...................       $380               $198
Less -- amounts capitalized..............................        373                198
                                                                ----               ----
Net software development costs...........................          7                 --
Selling, general and administrative expenses.............        288                157
                                                                ----               ----
Operating loss...........................................        295                157
Financial income -- net..................................         24                  3
                                                                ----               ----
Loss for the period......................................       $271               $154
                                                                ====               ====

  3) Cash flow data relating to the Company's pro-rata interest in T.C.S.:

                                                           PERIOD FROM        PERIOD FROM
                                                         JANUARY 1, 1998    INCORPORATION TO
                                                           TO JUNE 30,        DECEMBER 31,
                                                              1998                1997
                                                         ---------------    ----------------
                                                                   (IN THOUSANDS)
Net cash used in operating activities..................       $292                $ 35
                                                              ====                ====
Net cash used in investing activities..................       $435                $378
                                                              ====                ====
Net cash provided by financing activities*.............       $689                $506
                                                              ====                ====

---------------
* This amount was eliminated in consolidation.

NOTE 3 -- NON-CURRENT TRADE RECEIVABLES:

     a. At balance sheet dates, non-current trade receivables, including their current maturities, are composed as follows:

                                                               DECEMBER 31
                                                              --------------
                                                              1998     1997
                                                              ----    ------
                                                              (IN THOUSANDS)
Interest bearing note receivable*...........................  $340    $  703
Amounts receivable, bearing no interest.....................   260       948
Less -- unamortized discount based on imputed interest
  rate**....................................................   (11)      (71)
                                                              ----    ------
                                                              $589    $1,580
                                                              ====    ======

---------------
 * The note bears interest at an annual rate of 5.2%, and the balance at December 31, 1998, is payable in 1999.

** The imputed interest rate is based on the LIBOR (London Inter-Bank Offered
   Rate) on 12 month dollar accounts prevailing at each transaction date. The rate used is 5.2%.

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     b. The balance of non-current receivables matures in the following years subsequent to the balance sheet dates:

                                                               DECEMBER 31
                                                              --------------
                                                              1998     1997
                                                              ----    ------
                                                              (IN THOUSANDS)
First year -- included among current trade receivables......  $471    $  771
                                                              ----    ------
Second year.................................................   118       705
Third year..................................................             104
                                                              ----    ------
                                                               118       809
                                                              ----    ------
                                                              $589    $1,580
                                                              ====    ======

NOTE 4 -- FIXED ASSETS

     Composition of assets, grouped by major classifications, is as follows:

                                                              DECEMBER 31, 1998
                                                    --------------------------------------
                                                              ACCUMULATED
                                                              DEPRECIATION
                                                                  AND         DEPRECIATION
                                                     COST     AMORTIZATION      BALANCE
                                                    ------    ------------    ------------
                                                                (IN THOUSANDS)
Computers and equipment...........................  $2,200       $1,058          $1,142
Motor vehicles....................................     641          140             501
Leasehold improvements............................     162           46             116
                                                    ------       ------          ------
                                                    $3,003       $1,244          $1,759
                                                    ======       ======          ======

                                                              DECEMBER 31, 1998
                                                    --------------------------------------
                                                              ACCUMULATED
                                                              DEPRECIATION
                                                                  AND         DEPRECIATION
                                                     COST     AMORTIZATION      BALANCE
                                                    ------    ------------    ------------
                                                                (IN THOUSANDS)
Computers and equipment...........................  $1,978        $779           $1,199
Motor vehicles....................................     590         123              467
Leasehold improvements............................     145          22              123
                                                    ------        ----           ------
                                                    $2,713        $924           $1,789
                                                    ======        ====           ======

NOTE 5 -- COMMITMENTS:

     a. The Company is obligated to pay Argotec Ltd. (the controlling shareholder of the Company; hereafter -- Argotec) an annual management services fee equal to 2% of the revenues, excluding revenues derived from investee companies, but not more than the Israeli currency equivalent of $180,000.

     b. The Company is committed to pay its Chief Executive Officer and a number of other employees an annual bonus based on achieving certain targets, as determined annually by management and the board of directors.

     c. In February 1997, the Company entered into an agreement to lease premises in Herzlia for a period of 7 years with an option to renew the lease for an additional 35 months. The lease commitments are linked to the

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Israeli consumer price index ("the Israeli CPI"). The annual lease commitment, at rates in effect at December 31, 1998, is approximately $307,000.

     Until February 1997, the Company was committed to pay Argotec for the use of premises and to reimburse it for various services, according to actual and accountable expenses, as stipulated by an agreement between the parties.

     d. The U.S. subsidiary is obligated under a number of noncancellable operating leases for office space and property and equipment that have initial or remaining terms in excess of one year.

     The projected minimum lease payments under operating leases that have initial or remaining noncancellable terms in excess of one year as of December 31, 1998, are approximately $94,000 in 1999, and $24,000 in 2000.

     e.  Rental expense totaled $409,000, $337,000, and $181,000 in 1998, 1997 and 1996, respectively.

     f. According to the joint development agreement mentioned in note 6a(3), Convergys and the Company are each to contribute up to $2 million. In 1997, Convergys and the Company deposited $500,000 each in a common bank account. In 1998, each party deposited an additional $762,000.

NOTE 6 -- SHAREHOLDERS' EQUITY:

  a.  Share capital:

     1) On April 17, 1996, 1,610,000 ordinary shares (including 210,000 ordinary shares resulting from exercise of over-allotment options by underwriters) were offered in an initial public offering ("IPO") at $6 per share. Total consideration (net of share issue expenses of $2,100,00) received by the Company was $7,559,000.

     The Company's shares have been trading in the United States on the Nasdaq National Market since April 18, 1996, under the symbol "WIZTF." On December 31, 1998 the per share closing price of the Company's ordinary shares was $14.76.

     2) On July 1, 1996, the Company issued 60,000 ordinary shares and 331,200 stock options (see b(3) hereafter) to Business Systems, Inc. ("BSI") and its employees in addition to cash paid, in exchange for the transfer of substantially all BSI's assets and liabilities to Wiztec Solutions Inc. (a wholly owned subsidiary).

     3) Concurrently with signing of the worldwide marketing and joint development agreements mentioned in note 1a(1), the Company issued 530,000 ordinary shares to a U.S. corporation -- Convergys Information Management Group Inc. (formerly -- Cincinnati Bell Information Systems Inc. -- "Convergys"), for $8.5 per share. The total consideration (net of share issue expenses of $402,000) received by the Company was $4,103,000. An additional 770,000 shares were purchased by Convergys from existing shareholders. Altogether, Convergys acquired approximately 19.7% of the Company's shares. In addition, the Company's principal shareholders granted Convergys a two-year option to buy a controlling interest in the Company.

     4) Under the employee stock option plans (see b. below), 71,733 options were exercised to purchase ordinary shares of the Company in 1998.

  b.  Stock options and warrants:

     1) Employee stock option plans:

     (a) In October 1995, the board of directors of the Company adopted a share option plan (the "share option plan") pursuant to which 400,000 ordinary shares were reserved for issue upon the exercise of options to be granted to employees of the Company. The exercise price of the options shall not be below the fair market value of the ordinary shares at the time of grant. Unless otherwise decided by the board of directors, the options will vest over a two-year period with respect to employees who commenced their employment prior to October 1,

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1995, and over a three-year period with respect to employees who commenced their employment prior to October 1, 1995, and over a three-year period with respect to all other employees. Options which are not exercised within 10 years from date of issue will expire. Each option can be exercised to purchase one ordinary share having the same rights as the other ordinary shares.

     Under the share option plan, options to purchase an aggregate of 366,000 ordinary shares were granted on April 17, 1996 -- the date of the initial public offering. The exercise price of these options is $6.00. Each option under the plan has a term of 10 years. Options shall vest so that (i) with respect to grantees who commenced their employment with the Company on or prior to October 1, 1995, one-third of such options shall vest on the first anniversary, and two-thirds of such options shall vest on the second anniversary, of the date of grant, and (ii) with respect to grantees who commenced their employment with the Company after October 1, 1995, one-third of such options shall vest on each of the first, second and third anniversaries of the date of grant, respectively.

     Options granted under this plan are to be subject to the terms stipulated by Section 102 of the Israeli Income Tax Ordinance. Inter alia, this Section provides that the Company will be allowed to claim as an expense for tax purposes the amounts credited to the employees as a benefit, when the related tax is payable by the employee.

     (b) On March 6, 1997, the Company's Board of Directors adopted a share option plan (the "1997 share option plan") pursuant to which 440,000 ordinary shares were reserved for issuance upon the exercise of options to be granted to employees of the Company and others. The exercise price of the options and the schedule pursuant to which such options will vest shall be determined by a committee of the board of directors in its sole and absolute discretion. Options which are not exercised within 10 years from date of issue will expire. Each option can be exercised to purchase one ordinary share having the same rights as the other ordinary shares. Options granted under the 1997 share option plan to employees are to be subject to the terms stipulated by Section 102 of the Israeli Income Tax Ordinance (see also (a) above). On May 11, 1998, the Company's Board of Directors approved reservation of an additional 250,000 ordinary shares for issue under the 1997 share option plan. The additional options are to be subject to the terms of the original plan approved in 1997.

     Under the 1997 share option plan, options to purchase an aggregate of 134,900 and 203,000 ordinary shares were granted in 1998 and 1997, respectively. The exercise price of options granted is: 1998 -- $9 or $11; 1997 -- $5.875 (reflecting the Company's ordinary share price on date of grant). The vesting period of the options is between 1/2 and 3 years from the date of grant, according to the committee's determination.

     (c) On September 25, 1996, the board of directors of the Company adopted an employee incentive plan designed to provide incentives to the employees of the Company's U.S. subsidiary.

     The number of options to be issued under this plan depend upon the achievement of certain target profits, sales and customers during the period from July 1, 1996 to June 30, 1998. Each option can be exercised to purchase one of the Company's ordinary shares, having the same rights as the other ordinary shares. Options granted under the incentive plan in accordance with the terms thereof, may qualify as "Incentive Stock Options" under Section 422 of the U.S. Internal Revenue Code of 1986, as amended. Each option under the incentive plan shall be for a term of ten years.

     On September 25, 1996, the date of the adoption of the incentive plan, the Company issued 75,000 options which are not subject to achievement of targets. The exercise price of these options is $8.625. These options are presently exercisable.

     On January 16, 1998, the Company issued 11,500 options, all immediately exercisable, following the achievement of certain targets. The exercise price of these options is $9.00 -- the quoted share price on the date of grant.

     No more options are available for future allotment under this plan.

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     (d) A summary of the status of the Company's plans as of December 31, 1998, 1997 and 1996, and changes during the years ended on those dates is presented below:

                                     1998                 1997                 1996
                              ------------------   ------------------   ------------------
                                        WEIGHTED             WEIGHTED             WEIGHTED
                                        AVERAGE              AVERAGE              AVERAGE
                                        EXERCISE             EXERCISE             EXERCISE
                              NUMBER     PRICE     NUMBER     PRICE     NUMBER     PRICE
                              -------   --------   -------   --------   -------   --------
                                           $                    $                    $
Options outstanding at
  beginning of year.........  587,067              423,200    6.465
Changes during the year:
  Granted...................  146,400    9.723     203,000    5.875     441,000    6.446
  Exercised.................  (71,733)   6.000
  Forfeited.................   (7,334)   6.641     (39,133)   5.996     (17,800)   6.000
                              -------              -------              -------
Options outstanding at end
  of year...................  654,400    7.085     587,067    6.292     423,200    6.465
                              =======              =======              =======
Options exercisable at
  year-end..................  509,600    6.592     198,830    5.948
                              =======              =======
Weighted average fair value
  of options granted during
  the year*.................              3.02                 1.74                 2.87

---------------
* The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0% for all years; expected volatility of: 1998 and 1997 -- 62%, 1996 -- 91%; risk-free interest rate of: 1998 -- 5.5%
  1997 -- 6.1%, 1996 -- 6.3% and expected life of: 1998 -- 1.6 years 1997 -- 1.3 years, 1996 -- 1.7 years.

     (e) The following table summarizes information regarding options outstanding at December 31, 1998 for all three plans:

                     OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
--------------------------------------------------------------   -------------------------
                      NUMBER           WEIGHTED       WEIGHTED       NUMBER       WEIGHTED
                  OUTSTANDING AT       AVERAGE        AVERAGE    EXERCISABLE AT   AVERAGE
                   DECEMBER 31,       REMAINING       EXERCISE    DECEMBER 31,    EXERCISE
 EXERCISE PRICE        1998        CONTRACTUAL LIFE    PRICE          1998         PRICE
----------------  --------------   ----------------   --------   --------------   --------
                                        YEARS                                        $
       $                           ----------------      $
      5.875          197,400             8.30           5.875       163,233         5.875
      6.000          237,600             7.30           6.000       299,867         6.000
      8.625           73,000             7.75           8.625        73,000         8.625
      9.000           93,500             9.00           9.000        43,500         9.000
     11.000           52,900             9.30          11.000                      11.000
                     -------                                        -------
5.875 to 11.000      654,400             8.06           7.088       509,600         6.592
                     =======                                        =======

     (f) Accounting treatment of the employee stock option plans

     The Company accounts for its employee stock option plans using the treatment prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, compensation cost for employee stock option plans is measured using the intrinsic value based method of accounting.

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). This Statement established a fair value based method of accounting for an employee stock option or similar equity instrument, and encourages adoption of such method for stock compensation plans. However, it also allows companies to continue to account for those plans using the accounting treatment prescribed by APB 25.

     The Company has elected to continue applying the provisions of APB 25, and has accordingly compiled with the disclosure requirements set forth in FAS 123 for companies electing to apply APB 25.

     No compensation cost has been charged against income in respect of these plans, since the options granted had no intrinsic value at date of grant. Had compensation cost for the Company's plans been determined based on the fair value at the grant date, consistent with the method of FAS 123, the Company's net income and earnings per share would have been reduced to the pro-forma amounts indicated below:

                                                                YEAR ENDED DECEMBER 31
                                               ---------------------------------------------------------
                                                     1998                1997                1996
                                               -----------------   -----------------   -----------------
                                                  AS       PRO-       AS       PRO-       AS       PRO-
                                               REPORTED   FORMA    REPORTED   FORMA    REPORTED   FORMA
                                               --------   ------   --------   ------   --------   ------
Net income, in thousands.....................   $5,623    $5,522    $2,130    $1,373    $1,613    $1,129
                                                ======    ======    ======    ======    ======    ======
Earnings per share:
  Basic......................................   $0.850    $0.834    $0.344    $0.222    $0.291    $0.204
                                                ======    ======    ======    ======    ======    ======
  Diluted....................................   $0.803    $0.790    $0.338    $0.219    $0.288    $0.201
                                                ======    ======    ======    ======    ======    ======

     2) Stock options issued to the Company IPO's underwriter

     In connection with its IPO, the Company sold the underwriter options to purchase 140,000 of the Company's ordinary shares for $0.01 per option. The underwriter's options (also known as the "Underwriter's Warrants") are exercisable for four years commencing April 17, 1997, at a price per ordinary share of $7.50 (125% of the IPO Price).

     The Company's management estimates that the above options reduced the IPO share issue expenses by $200,000.

     3) Stock options issued as part of acquisition of business

     As mentioned in a(2) above, the Company issued options to purchase 331,200 ordinary shares as part of the purchase price of the business acquired. 225,000 options were issued to BSI and the rest to BSI's employees (who have become employees of the U.S. subsidiary). All options, defined as series "A" options, are exercisable commencing September 27, 1996, for a period of five years. The exercise price of the options is $8.525. As of December 31, 1998, none of the 331,200 outstanding options had been exercised.

     In addition, after 4.5 years of the above 5 have elapsed, and provided that the Company's share price does not exceed $18 per share on any trading day during the entire 4.5 years, grantees are entitled to exchange their options for series "B" options. In such case, the exercise price will equal the share price on the day the options were exchanged for series "B" options.

     If the right to exchange the options to series "B" options is not exercised, the grantee is entitled to exercise the options during an additional period of 3 years (instead of 6 months).

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  c.  Dividends:

     1) The Company has not paid any cash dividends on its ordinary shares in the past and does not expect to pay cash dividends on its ordinary shares in the foreseeable future.

     2) The distribution of cash dividends in the amount of $7,418,000 out of retained earnings of $8,140,000 as of December 31, 1998 would subject the Company to tax at a rate of 25% on the amount distributed, effectively reducing the dividend distribution by the amount of the tax (see note 7a and e).

     3) In the event that cash dividends are declared by the Company, such dividends will be paid in Israeli currency. Under current Israeli regulations, any cash dividend in Israeli currency paid in respect of ordinary shares purchased by non-residents of Israel with non-Israeli currency may be freely repatriated in such non-Israeli currency, at the rate of exchange prevailing at the time of conversion.

NOTE 7 -- TAXES ON INCOME:

  a. Tax benefits under the Law for the Encouragement of Capital Investments, 1959 (the "law")

     Under the law, by virtue of the "approved enterprise" status granted to its enterprises, the Company is entitled to various tax benefits, including the following:

     1) Reduced tax rates

     The period of tax benefits is 7 years, commencing in the first year in which the Company earns taxable income from the "approved enterprises". Income derived from the approved enterprises is tax exempt for a period of 2 or 4 years, after which the Income from these enterprises is taxable at the rate of 25% for the remainder of the period of tax benefits (5 or 3 years).

     The period of benefits in respect of the main enterprise of the Company commenced in 1995. The period of the expansion project commenced in 1998.

     In the event of distribution of cash dividends from income which is tax exempt due to the above, the Company would have to pay company tax at the rate of 25% on an amount equal to the amount distributed and the corporate tax thereon, see also d. below.

     2) Accelerated depreciation

     The Company is entitled to claim accelerated depreciation in respect of machinery and equipment used by the approved enterprise. The Company has not utilized this benefit.

     3) Conditions for entitlement to the benefits

     The entitlement to the above benefits is conditional upon the Company's fulfilling the conditions stipulated by the law, regulations published thereunder and the instruments of approval for the specific investments in approved enterprises. In the event of failure to comply with these conditions, the benefits may be cancelled and the Company may be required to refund the amount of the benefits, in whole or in part, with the addition of linkage differences to the Israeli CPI and interest.

     Through December 31, 1998, the Company utilized tax benefits amounting to approximately $2.7 million.

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  b. Measurement of results for tax purposes under the Israeli Income Tax (Inflationary Adjustments) Law, 1985 (hereafter -- the inflationary adjustments law)

     Under the inflationary adjustments law, results for tax purposes are measured in real terms, in accordance with the changes in the Israeli CPI or in the exchange rate of the dollar, for a "foreign investment company".

     As of tax year 1996, the Company elected to measure its results on the basis of the changes in the exchange rate of the dollar, or alternatively to be taxed based upon dollar books of account, according to applicable income tax regulations. The Company may not reelect the alternative method of measurement -- according to the Israeli CPI, before tax year 2000.

  c. Tax benefits under Israeli Law for the Encouragement of Industry (Taxation), 1969

     The Company currently qualifies as an "industrial company" as defined by this law, and as such is entitled to claim, and has in fact claimed, certain tax benefits, including, Inter-alia, depreciation at increased rates as stipulated by regulations published under the inflationary adjustments law and the right to claim expenses relating to public issue of shares, as a deduction for tax purposes during a period of three years.

  d.  Tax rates applicable to income from other sources

     Income not eligible for "approved enterprise" benefits mentioned in a. above is taxed at the regular rate of 36%.

  e.  Deferred income taxes:

     1) As stated in a. above, most of the Company's income from operations is tax exempt due to the approved enterprise status granted to the Company. The Company has decided to permanently reinvest the amount of its tax exempt income and not to distribute such income as dividends. Accordingly, no deferred taxes have been included in these financial statements in respect of the said tax exempt income.

     2) Deferred taxes have been created in respect of provisions for employee rights. The deferred taxes -- presented in the balance sheet amount "accounts receivable -- other" -- are computed at the tax rate of 36%.

     Realization of this deferred tax balance is conditional upon earning, in the coming years, taxable income in an appropriate amount. The amount of the deferred tax asset, however, could be reduced in the near term if estimates of future taxable income are reduced.

  f.  Non-Israeli subsidiaries

     The subsidiaries are taxed based upon tax laws in their countries of residence.

  g.  Income before taxes on income is composed as follows:

                                                             YEAR ENDED DECEMBER 31
                                                           --------------------------
                                                            1998      1997      1996
                                                           ------    ------    ------
                                                                 (IN THOUSANDS)
The Company (1997 and 1998 -- and proportionately
  consolidated company) -- in Israel.....................  $5,563    $2,242    $1,577
Subsidiaries -- outside of Israel........................     700       176        51
                                                           ------    ------    ------
                                                           $6,263    $2,419    $1,628
                                                           ======    ======    ======

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  h.  Taxes on income included in the income statements:

     1) As follows:

                                                              YEAR ENDED DECEMBER 31
                                                              -----------------------
                                                              1998     1997     1996
                                                              -----    -----    -----
                                                                  (IN THOUSANDS)
For the reported year:
  Current:
     In Israel..............................................  $424     $224
     Out of Israel..........................................   266       65      $15
                                                              ----     ----      ---
                                                               690      289       15
                                                              ----
  Deferred:
     In Israel..............................................   (32)
     Out of Israel..........................................   (18)
                                                              ----
                                                               (50)
                                                              ----     ----      ---
                                                              $640     $289      $15
                                                              ====     ====      ===

     2) A reconciliation of the theoretical tax expense, assuming all income is taxed at the regular rates applicable to income of companies in Israel (see d, above) and the actual tax expense is as follows:

                                                             YEAR ENDED DECEMBER 31
                                                           ---------------------------
                                                            1998       1997      1996
                                                           -------    ------    ------
                                                                 (IN THOUSANDS)
Income before taxes on income, per consolidated
  statements of income...................................  $ 6,263    $2,419    $1,628
                                                           =======    ======    ======
Theoretical tax expense..................................  $ 2,255    $  871    $  586
Tax benefit arising from exempt tax rate as an "approved
  enterprise"............................................   (2,101)     (734)     (455)
                                                           -------    ------    ------
                                                               154       137       131
Increase (decrease) in tax arising from different tax
  rates applicable to non-Israeli subsidiaries...........       15         2        (4)
Increase in tax resulting from losses of proportionately
  consolidated company for which deferred taxes were not
  provided...............................................                 56
Increase (decrease) in taxes resulting from permanent
  differences:
  Tax exempt income......................................                 (4)       (6)
  Disallowable deductions................................                  4         3
  Deductible expenses -- IPO expenses....................                (38)       50
Tax withheld at source that is not creditable against
  future years' income...................................      360        38
Sundry -- net............................................      111        94       (60)
                                                           -------    ------    ------
Taxes on income in the consolidated statements of
  income -- for the reported year........................  $   640       289    $  114
                                                           =======    ======    ======
Effective tax rates......................................     10.2%     11.9%      0.9%
                                                           =======    ======    ======

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  1.  Tax assessments

     The Company received final tax assessments through the year ended December 31, 1995.

     The subsidiaries have not been assessed for tax purposes since incorporation.

NOTE 8 -- SEVERANCE PAY

     The liability of the Company (December 31, 1997 -- and the proportionately consolidated company) for severance pay to their employees pursuant to Israeli law and employment agreements is covered by managerial insurance policies for which monthly payments are made. The amounts accrued and the amounts funded with managerial insurance policies are as follows:

                                                               DECEMBER 31
                                                              --------------
                                                              1998     1997
                                                              -----    -----
                                                              (IN THOUSANDS)
Accrued severance pay.......................................  $488     $324
Less -- amounts funded......................................   397      257
                                                              ----     ----
                                                              $ 91     $ 67
                                                              ====     ====

     The above companies may only make withdrawals from the insurance policies for the purpose of paying severance pay.

     Under Israeli GAAP, amounts funded by purchase of insurance policies, as above, are deducted from the related severance pay liability. Under U.S. GAAP, those policies should be presented as a long-term investment, among the companies' assets.

     The non-Israeli subsidiaries have no legal liability for severance pay to their employees.

     Severance pay expense totalled $248,000, $221,000 and $130,000 in 1998, 1997 and 1996, respectively.

NOTE 9 -- MONETARY BALANCES IN NON-DOLLAR CURRENCIES:

  a.  As follows:

                                                 DECEMBER 31, 1998     DECEMBER 31, 1997
                                                 ------------------    ------------------
                                                 ISRAELI               ISRAELI
                                                 CURRENCY    OTHER*    CURRENCY    OTHER*
                                                 --------    ------    --------    ------
                                                              (IN THOUSANDS)
Assets:
  Current assets:
     Cash and cash equivalents.................   $  158     $1,217      $209      $  670
     Accounts receivable.......................      802        331       161         890
  Non-current receivables......................                 116                   110
                                                  ------     ------      ----      ------
                                                  $  960     $1,666      $370      $1,670
                                                  ======     ======      ====      ======
Liabilities:
  Current liabilities -- accounts payable and
     accruals..................................   $2,064     $  124      $983      $   12
                                                  ======     ======      ====      ======

---------------
* Mainly Australian dollars and German marks.

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  b.  Data regarding the rate of exchange and the Israeli CPI:

                                                     YEAR ENDED DECEMBER 31
                                             --------------------------------------
                                                1998          1997          1996
                                             ----------    ----------    ----------
Rate of devaluation of the Israeli currency
  against the dollar.......................       17.6%          8.8%          3.7%
Rate of increase in the Israeli CPI........        8.6%          7.0%         10.6%
Exchange rate (at end of year) -- $1 =.....   NIS 4.160     NIS 3.536     NIS 3.251

NOTE 10 -- SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION:

BALANCE SHEETS:

  a.  cash and cash equivalents

     As of December 31, 1998 and 1997, $7,574,369 and $8,168,000, respectively, were deposited in dollar linked deposits, bearing interest at an average annual rate of 4.65%-5.8%.

  b.  Short-term investments:

                                                               DECEMBER 31
                                                                   1998
                                                              --------------
                                                              (IN THOUSANDS)
Marketable Israeli government bonds linked to the U.S.
  dollar....................................................      $  779
Merrill Lynch Prime Rate Portfolio mutual fund*.............       4,950
                                                                  ------
                                                                  $5,729
                                                                  ======

---------------
* Represents shares in the fund. The policy of the fund is to invest in senior collateralized corporate loans bearing interest at a floating rate. The shares can be sold at any time to Merrill Lynch at their redemption value. Default on the corporate loans could cause a decline in the redemption value of the shares.

  c.  Software development costs

     Software development costs at December 31, 1998 and 1997 include the fully amortized, basic WIZARD development costs, in the amount of $738,000.

  d.  Accounts payable and accruals -- other:

                                                                DECEMBER 31
                                                              ----------------
                                                               1998      1997
                                                              ------    ------
                                                               (IN THOUSANDS)
Employees and employee institutions.........................  $1,527    $  577
Related parties.............................................     298       471
Government departments and agencies.........................     257        62
Accrued expenses and other..................................     353        33
                                                              ------    ------
                                                              $2,435    $1,143
                                                              ======    ======

  e.  Financial Instruments:

     1) Fair value

     The financial instruments of the Group consist of non-derivative assets and liabilities (mainly items included in working capital).

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In view of their nature, the fair value of financial instruments included in working capital of the Group is usually identical or close to their carrying value.

     As to non-current trade receivables -- since the Company applies the provisions of APB 21, and since the imputed interest rates are close to the prevailing market rates, the fair value of these receivables approximates their carrying value.

     As to a non-current loan to a related party (note 2) -- the fair value of this loan -- based on the present value of cash flows and on common interest rates for similar debt -- is $426,000.

     2) Concentrations of credit risks

     At December 31, 1998 and 1997, the Group's cash and cash equivalents and part of its short-term investments are deposited with major Israeli banks.

     The main part of the Company's short-term investments is held by Merill Lynch, a company that manages investment portfolios, see note 10b.

     The Company is of the opinion that the credit risk in respect of these balances is remote.

     A significant portion of the Group's trade receivables is due from a limited number of customers in the cable television industry (see also f. hereafter). The group performs ongoing credit evaluations of its customers and generally does not require collateral from them. Consequently, the Company is of the opinion that the exposure to credit risk relating to trade receivables is limited.

     3) Derivative financial instruments

     The Company has only limited investment in derivative financial instruments.

     In 1998, the Company entered into one forward exchange contract in a notional amount of DM 1 million for exchange of German marks into new Israeli shekels. The loss from this derivative was recognized in the income statement. At December 31, 1998, the Company had no forward exchange contracts outstanding.

     In 1997 and 1996, the Company had no investment in derivatives.

STATEMENTS OF INCOME:

  f.  Segment information and revenues from principal customers

     In 1998, the Company adopted FAS 131, "Disclosures about Segments of an Enterprise and Related Information", which was issued in June 1997 by the FASB.

     Disaggregated financial data is provided below as follows: (1) revenue by type; (2) revenue by geographic area; and (3) revenues from principal customers:

     1) Revenue -- classified by type:

                                                            YEAR ENDED DECEMBER 31
                                                         ----------------------------
                                                          1998       1997       1996
                                                         -------    -------    ------
License and basic customization........................  $10,008    $ 5,070    $2,322
Ongoing customization, commissioned work, maintenance,
  printing and mailing.................................    7,818      6,477     4,995
Sale of computer equipment.............................    2,471        428     1,015
                                                         -------    -------    ------
                                                         $20,297    $11,975    $8,332
                                                         =======    =======    ======

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     2) Geographic information

     Following is a summary of revenues by geographic area. Revenue is attributed to geographic area based on the location of the customers:

                                                            YEAR ENDED DECEMBER 31
                                                         ----------------------------
                                                          1998       1997       1996
                                                         -------    -------    ------
                                                                (IN THOUSANDS)
Israel.................................................  $   702    $   274    $  793
U.S.A..................................................    7,226      3,328     2,047
Germany................................................    3,009      1,471
Taiwan.................................................    1,579
Australia..............................................    1,363      1,961     1,555
United Kingdom.........................................    1,776
Poland.................................................    1,227        150
Other..................................................    3,415      4,791     3,939
                                                         -------    -------    ------
                                                         $20,297    $11,975    $8,332
                                                         =======    =======    ======

     Most of the Group's long-lived assets are located in Israel. Fixed assets, net, in an amount of $456,000, are located in the United States.

     3) Revenues from principal customers

     Revenues from single customers each of which exceeds 10% of total revenues in the relevant year:

                                                             YEAR ENDED DECEMBER 31
                                                           --------------------------
                                                            1998      1997      1996
                                                           ------    ------    ------
                                                                 (IN THOUSANDS)
Customer A...............................................  $1,363    $1,961    $1,480
                                                           ======    ======    ======
Customer B...............................................  $3,009    $1,471
                                                           ======    ======
Customer C...............................................            $1,366
                                                                     ======
Customer D...............................................                      $1,773
                                                                               ======
Customer E -- Convergys..................................  $4,848
                                                           ======

  g.  Cost of revenues -- composition:

                                                             YEAR ENDED DECEMBER 31
                                                           --------------------------
                                                            1998      1997      1996
                                                           ------    ------    ------
                                                                 (IN THOUSANDS)
License and basic customization..........................  $3,735    $1,756    $  606
Ongoing customization, commissioned work, maintenance,
  printing and mailing...................................   3,742     3,938     2,794
Sale of computer equipment...............................   1,839       298       858
                                                           ------    ------    ------
                                                           $9,316    $5,992    $4,258
                                                           ======    ======    ======

  h.  Financial income, net:

Income...................................................  $  742    $  630    $  330
Expenses.................................................     206       302        51
                                                           ------    ------    ------
                                                           $  536    $  328    $  279
                                                           ======    ======    ======

                             WIZTEC SOLUTIONS LTD.
                            (AN ISRAELI CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  i.  Earnings per share

     Basic earnings per share are computed based on the weighted average number of shares outstanding during each year. In computing the diluted earnings per share, account was taken of the dilutive effect of the outstanding stock options (see note 6b), using the treasury stock method.

     Following is a reconciliation of the numerators and the denominators of the basic and diluted per-share data:

                            YEAR ENDED DECEMBER 31, 1998              YEAR ENDED DECEMBER 31, 1997
                       ---------------------------------------   ---------------------------------------
                         INCOME         SHARES       PER-SHARE     INCOME         SHARES       PER-SHARE
                       (NUMERATOR)   (DENOMINATOR)    AMOUNT     (NUMERATOR)   (DENOMINATOR)    AMOUNT
                       -----------   -------------   ---------   -----------   -------------   ---------
                                   (IN THOUSANDS)                            (IN THOUSANDS)
Basic EPS............    $5,623          6,619        $0.850        2,130          6,194        $0.344
                                                      ======                                    ======
Plus -- incremental
  shares from assumed
  exercise of stock
  options............                      388                                       101
                         ------          -----        ------       ------          -----
Diluted EPS..........    $5,623          7,007        $0.803        2,130          6,295        $0.338
                         ======          =====        ======       ======          =====        ======

                            YEAR ENDED DECEMBER 31, 1996
                       ---------------------------------------
                         INCOME         SHARES       PER-SHARE
                       (NUMERATOR)   (DENOMINATOR)    AMOUNT
                       -----------   -------------   ---------
                                   (IN THOUSANDS)
Basic EPS............    $1,613          5,542        $0.291
                                                      ======
Plus -- incremental
  shares from assumed
  exercise of stock
  options............                       67
                         ------          -----
Diluted EPS..........    $1,613          5,609        $0.288
                         ======          =====        ======

     Options to purchase ordinary 406,200 ordinary shares at $8.625 per share were outstanding during the last quarter of 1996 and during 1997 but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the ordinary shares.

NOTE 11 -- BALANCES AND TRANSACTIONS WITH RELATED PARTIES:

  a.  Balances:

     1) Convergys:

                                                               DECEMBER 31
                                                              --------------
                                                              1998     1997
                                                              -----    -----
                                                              (IN THOUSANDS)
Current assets -- accounts receivable -- trade..............  $754
                                                              ====
Current liabilities -- accounts payable and accruals........  $253     $449
                                                              ====     ====

     2) Other:

Current assets:
  Accounts receivable -- other..............................  $456    $ 11
                                                              ====    ====
  Non-current receivable -- loan to a related party, see
     note 2.................................................  $450
                                                              ====
Current liabilities -- accounts payable and
  accruals -- other.........................................  $ 45
                                                              ====

  b. As to the sale of the investment in the proportionately consolidated company to a related party, see note 2.

  c.  As to commitments with related parties, see note 5a, b, c and f.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his, her or its broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

           By Mail:                   Facsimile          By Hand or Overnight Courier:
 Tender & Exchange Department       Transmission:         Tender & Exchange Department
        P.O. Box 11248              (for Eligible              101 Barclay Street
     Church Street Station        Institutions Only)       Receive and Deliver Window
      New York, New York            (212) 815-6213          New York, New York 10286
          10286-1248
                                   For Confirmation
                                      Telephone:
                                    (800) 507-9357

     DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent the address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        (GEORGESON & COMPANY INC. LOGO)
                               Wall Street Plaza
                            New York, New York 10005
                         (212) 440-9800 (Call Collect)
                                       or
                         Call Toll Free (800) 223-2064